Exhibit 99.1

Agreement and Plan of Merger

by and among

Artisanal Expressions, Inc.,

Sugarfina Corporation,

Sugarfina Merger Sub Two, Inc.,

the Founders,

the Representative named herein

and

solely for the purposes specified herein, the stockholders of the company

November 30th , 2025

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER		1
1.01	The Merger	1
1.02	Filing of Merger Certificate; Effective Time	1
1.03	Effect of the Merger; Further Assurances	2
1.04	Conversion of Shares	2
1.05	Pre-Closing Merger Consideration Estimate	3
1.06	Closing Payments	4
1.07	Post-Closing Merger Consideration Adjustment	4
1.08	Appraisal Rights	6
1.09	Withholding Rights	7
1.10	Holdback	7
1.11	Material Adverse Change	10
1.12	Buyer’s Continuing Commitment	10

ARTICLE II CLOSING		10
2.01	The Closing	10
2.02	Certain Closing Deliveries	10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		11
3.01	Qualification, Organization, Subsidiaries, etc.	11
3.03	Corporate Authority Relative to This Agreement; No Violation	13
3.04	Financial Statements	13
3.05	No Undisclosed Liabilities	14
3.06	Compliance with Laws; Permits	14
3.07	Environmental Laws and Regulations	15
3.08	Employee Benefit Plans	16
3.09	Absence of Certain Changes or Events	18
3.10	Investigations; Litigation	20
3.11	Tax Matters	20
3.12	Intellectual Property	21
3.13	Real Property	23
3.14	Material Contracts	23
3.15	Finders or Brokers	25
3.16	Insurance	25
3.17	Affiliate Transactions	25
3.18	Top Suppliers and Customers	25
3.19	No Other Representations or Warranties	26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		26
4.01	Qualification, Organization, Subsidiaries, etc.	26
4.02	Corporate Authority Relative to This Agreement; No Violation	26
4.03	Investigations; Litigation	27
4.04	Capitalization of Buyer	27
4.05	Capitalization of Merger Sub	28
4.06	No Vote of Buyer Stockholders	29
4.07	Finders or Brokers	29

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4.08	Financial Statements	29
4.09	Tax Matters	29
4.10	Operation of Buyer and Merger Sub	34
4.11	Board Approvals	34
4.12	Investment Representation; Investigation	35
4.13	No Other Representations or Warranties	35

ARTICLE V ADDITIONAL AGREEMENTS AND COVENANTS		35
5.01	Further Assurances	35
5.02	Affiliate Contracts	35
5.03	Restrictive Covenants; Non-Disparagement	36
5.04	Director and Officer Liability Insurance	38

ARTICLE VI INDEMNIFICATION		39
6.01	Survival	39
6.03	Limitations; Other Agreements	41
6.04	Claims; Procedures	42

ARTICLE VII TAX MATTERS		43
7.01	Tax Returns	43
7.02	Straddle Period	44
7.03	Refunds	44
7.04	Stub Period	45
7.05	Cooperation	45
7.06	Tax Contests	45
7.07	Transfer Taxes	46
7.08	Tax Sharing Agreements	46
7.09	Tax Treatment	46

ARTICLE VIII MISCELLANEOUS		47
8.01	Press Releases and Communications	47
8.02	Expenses	47
8.03	Notices	47
8.04	Assignment	48
8.05	Amendment and Waiver	48
8.06	Third Party Beneficiaries	49
8.07	Non-Recourse	49
8.08	Severability	49
8.09	Construction	49
8.10	Disclosure Schedules	50
8.11	Complete Agreement	50
8.12	Specific Performance	51
8.13	Jurisdiction and Exclusive Venue	51
8.14	Governing Law	52
8.15	Representative	53
8.17	Counterparts	54

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ARTICLE IX DEFINITIONS; INTERPRETATION		55
9.01	Certain Definitions	55
9.02	Interpretation	68

EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B-1	Accounting Principles
Exhibit B-2	Example Net Working Capital Calculation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 30th, 2025, is made by and among (a) Artisanal Expressions Inc., a California corporation doing business as Caffe Luxxe (the “Company”), (b) Sugarfina Corporation, a Delaware corporation (“Buyer”), (c) Sugarfina Merger Sub Two, Inc., a California corporation and wholly-owned Subsidiary of Buyer (“Merger Sub” and, together with the Company, the “Constituent Corporations”), (d) Mark Wain, an individual (“Wain”), (v) Gary Chau, an individual (“Chau”) and, together with Wain, the “Founders”), (e) Wain solely in its capacity as representative as set forth in this Agreement (the “Representative”) and (f) solely for the purposes of designating the Representative pursuant to Section 8.15, the Stockholders of the Company executing this Agreement. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article IX below. “Party” as used herein means, individually, each of the Company, Buyer and Merger Sub (and all are collectively referred to herein as the “Parties”).

WHEREAS, the boards of directors of the Company, Buyer and Merger Sub have approved this Agreement and the merger of Merger Sub with and into the Company upon the terms and conditions set forth in this Agreement and in accordance with the DGCL (the “Merger”), and the board of directors of the Company (the “Board”) has declared that it is advisable and in the best interests of the stockholders of the Company that this Agreement and the Merger be adopted and approved by the stockholders of the Company; and

WHEREAS, the sole stockholder of Merger Sub has adopted and approved this Agreement and the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants set forth herein, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

THE MERGER

1.01          The Merger. On and subject to the terms and conditions contained herein, and in accordance with Section 251 of the California Code, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a California corporation and a wholly-owned Subsidiary of Buyer (the Company, as the surviving corporation after the Effective Time, is sometimes referred to herein as the “Surviving Corporation”).

1.02          Filing of Merger Certificate; Effective Time. At the Closing, subject to satisfaction or waiver of the conditions specified in Article II, (i) the Company will execute a certificate of merger in substantially the form of Exhibit A (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL the California Code, and (ii) the Company and Merger Sub will cause such executed Certificate of Merger to be filed with the Secretary of State of the State of California in accordance with the California Code, and the Merger will be effective at such time as the Certificate of Merger is so duly filed or at such later time as may be agreed in writing by Buyer and the Company and specified therein (the “Effective Time”).

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1.03          Effect of the Merger; Further Assurances.

(a)            The Merger will have the effects provided in this Agreement, the Certificate of Merger and in the applicable provisions of the California Code. If, at any time after the Effective Time, the Surviving Corporation determines that any further documents or acts are necessary to vest in the Surviving Corporation the title to any properties, rights, privileges, powers or franchises of the Constituent Corporations acquired in the Merger or to otherwise carry out the purposes of this Agreement, the Surviving Corporation and its officers and directors will execute and deliver all such documents and do all such acts, and the officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations to take any and all such action after the Effective Time solely for the purposes set forth in this Section 1.03.

(b)            The officers of the Company in office immediately prior to the Effective Time will be the officers of the Surviving Corporation until their successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, their earlier resignation or removal or as otherwise provided by applicable Law.

(c)            At the Effective Time, the certificate of incorporation of the Company will, by operation of law and without any further action by any Person, be amended and restated in its entirety to contain the provisions set forth in the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (except for any references to the name, incorporator or original directors of Merger Sub) and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof and applicable Law.

(d)            At the Effective Time, the bylaws of the Company will, by operation of law and without any further action by any Person, be amended and restated in their entirety to contain the provisions set forth in the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except for any references to the name of Merger Sub) and, as so amended and restated will be the bylaws of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

(e)            The directors of Merger Sub in office immediately prior to the Effective Time will be the directors of the Surviving Corporation until their respective successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, their earlier resignation or removal or as otherwise provided by applicable Law.

1.04          Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of any of the securities described below:

(a)            Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

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(b)            Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock cancelled pursuant to Section 1.04(c) and Dissenting Shares) will be converted into the right to receive without interest, the Per Share Stock Consideration, and will automatically be cancelled and retired and will cease to exist.

(c)            Each share of Common Stock held in the treasury of the Company and each share of Common Stock owned or held, directly or indirectly, by the Company or by Buyer, Merger Sub or their respective Subsidiaries or any parent holding companies of Buyer, in each case, immediately prior to the Effective Time, will be cancelled and retired and will cease to exist without any conversion thereof and no payment of cash or any other consideration will be made with respect thereto.

(d)            The Conversion of shares shall be as illustrated on Schedule 1.04.

1.05         Pre-Closing Merger Consideration Estimate.

(a)            At least five (5) but not more than ten (10) Business Days prior to the Closing Date, the Company will prepare and deliver to Buyer (i) an estimated unaudited balance sheet of the Company as of the Adjustment Calculation Time (the “Estimated Closing Balance Sheet”) and (ii) a statement (the “Estimated Closing Statement”) setting forth a calculation of (A) the estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (B) the estimated Closing Cash (the “Estimated Closing Cash”), (C) the estimated Closing Indebtedness (the “Estimated Closing Indebtedness”), (D) the estimated Transaction Expenses (the “Estimated Transaction Expenses”), (E) the Company’s calculation of the Estimated Merger Consideration derived from the foregoing and (F) the Closing Stock Consideration issuable at the Closing to each Stockholder in accordance with Section 1.05(b). The Estimated Closing Balance Sheet and Estimated Closing Statement will be prepared, and the Estimated Closing Net Working Capital, Estimated Closing Cash, Estimated Closing Indebtedness, Estimated Transaction Expenses will be determined, in each case, in good faith, in accordance with the Accounting Principles. Following the delivery of the Estimated Closing Balance Sheet and Estimated Closing Statement, the Company shall, upon the written request of Buyer, provide Buyer and its accountants with reasonable supporting documentation for the calculations included therein and make the relevant personnel and relevant financial records of the Company relating thereto reasonably available to Buyer and its accountants in connection therewith (subject to execution of any customary work paper access letter required by them).

(b)            The portion of the Estimated Merger Consideration payable to each Stockholder at the Closing (the “Closing Stock Consideration”) will equal the product of (i) Closing Stock Per Share Merger Consideration multiplied by (ii) the number of shares of Common Stock held by such Stockholder immediately prior to the Effective Time. At the Closing, Buyer shall issue to each Stockholder the number of Buyer Shares equal to (A) such Stockholder’s Closing Stock Consideration divided by (B) $6.62.

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1.06         Closing Payments.

(a)            At the Closing, Buyer will pay, or cause Merger Sub to pay, on behalf of the Company, (i) all Estimated Transaction Expenses to the Persons entitled thereto; and (ii) all amounts required to be paid to Lenders pursuant to the payoff letters delivered pursuant to Section 2.02(f) in order to discharge (either fully or partially, in Buyer’s sole discretion) the Indebtedness owed to the Lenders thereunder, in each case, by wire transfer of immediately available funds to the accounts designated, in the case of clause (i) above, in accordance with the terms of the invoice, and in no event earlier than Closing , and, in the case of clause (ii) above, in such payoff letters.

(b)            At or after the Effective Time, upon surrender of Certificates or an affidavit of loss in lieu thereof and compliance with the provisions of Section 1.06(c), each Stockholder will be irrevocably entitled to receive the Closing Stock Consideration and such Stockholder’s pro rata portion of any amount that becomes payable under Section 1.07(e) or Section 1.10, as applicable, with respect to the shares of Common Stock held by such Stockholder immediately prior to the Effective Time. Each Stockholder that makes the deliveries to Buyer required by this Agreement at least two (2) Business Days prior to the Closing Date will be paid its Closing Stock Consideration on the Closing Date. Each Stockholder that makes the deliveries to Buyer required by this Agreement thereafter will be paid its Closing Stock Consideration as soon as possible after the delivery thereof (but in any event no later than two (2) Business Days after such delivery).

(c)            If any Certificate has been or is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that a Certificate has been lost, stolen or destroyed and, if required by Buyer, the delivery of such indemnity by such Person as is reasonably satisfactory to Buyer, Buyer will deliver to such Person in exchange for such lost, stolen or destroyed Certificate or instrument representing shares of Common Stock the proper amount of the Stock Consideration to which they are entitled hereunder, subject to the other deliveries, if any, required by this Section Error! Reference source not found..

1.07         Post-Closing Merger Consideration Adjustment. Following the Closing Date, the Merger Consideration will be adjusted as set forth below:

(a)            Within ninety (90) days after the Closing Date, Buyer will prepare and deliver to the Representative (i) an unaudited balance sheet of the Company as of the Adjustment Calculation Time (the “Closing Balance Sheet”) and (ii) a statement (the “Closing Statement”) setting forth a calculation of (a) Closing Net Working Capital, (B) Closing Cash, (C) Closing Indebtedness, (D) the Transaction Expenses, (E) Buyer’s calculation of the Final Merger Consideration derived from the foregoing and (F) with respect to each of the foregoing, the changes in such amounts from the corresponding amounts on the Estimated Closing Statement. The Closing Balance Sheet and the Closing Statement will be prepared, and Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses will be determined, in each case, in good faith, in accordance with the Accounting Principles. The Closing Balance Sheet and the Closing Statement (1) will not include any changes in assets or liabilities as a result of purchase or other accounting adjustments arising from or resulting as a consequence of the Transactions, and (2) will be based on facts and circumstances as they exist as of the applicable Adjustment Calculation Time and will exclude the effect of any act, decision or event occurring at or after the Closing. The Parties agree that the purpose of preparing the Closing Balance Sheet and the Closing Statement and calculating Final Merger Consideration is solely to accurately (x) measure the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses and (y) measure the difference in Closing Net Working Capital from Target Net Working Capital, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies than those set forth in the Accounting Principles for the purpose of calculating the Final Merger Consideration or the Estimated Merger Consideration.

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(b)            On or prior to the thirtieth (30th) day following Buyer’s delivery of the Closing Balance Sheet and the Closing Statement, the Representative may give Buyer a written notice (a “Notice of Disagreement”) setting forth in reasonable detail the Representative’s objections to the Closing Balance Sheet and the Closing Statement, if any. During such thirty (30) day period and any period of dispute thereafter with respect to the Closing Balance Sheet or Closing Statement, Buyer will, and will cause the Company to, (i) provide the Representative and its Advisors reasonable access to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities, and personnel of the Company (including Company personnel responsible for accounting and finance and senior management) and, subject to execution of any customary work paper access letters required by them, the Company’s Advisors and their work papers; and (ii) otherwise reasonably cooperate with and assist the Representative and its Advisors in connection with such review. Any determination set forth on the Closing Statement which is not objected to in the Notice of Disagreement will be deemed acceptable to the Representative and will be final and binding upon all parties upon delivery of the Notice of Disagreement. If the Representative does not deliver to Buyer a Notice of Disagreement within such thirty (30) day period, then the Closing Balance Sheet, the Closing Statement and the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses set forth therein will be final and binding upon the parties as of the expiration of such thirty (30) day period, and the Final Merger Consideration set forth in the Closing Statement will constitute the Final Merger Consideration for all purposes of this Section 1.07.

(c)            Following Buyer’s receipt of any Notice of Disagreement, the Representative and Buyer will negotiate in good faith to resolve the disputed matters set forth therein. In the event that the Representative and Buyer fail to agree on any of the Representative’s proposed adjustments set forth in the Notice of Disagreement within thirty (30) days after Buyer receives the Notice of Disagreement, the Representative and Buyer shall engage a mutually acceptable nationally recognized independent accounting or valuation firm with experience evaluating business similar in size and nature to the Company (the “Firm“) to make the final written determination of all matters that were included in the Notice of Disagreement and that remain in dispute. Buyer and the Representative will cooperate with the Firm during the term of its engagement and will use their respective reasonable best efforts to cause the Firm to provide its determination within forty-five (45) days of its engagement in accordance with the following:

(i)             Buyer and the Representative will instruct the Firm to, and the Firm will, make a final determination of the items included in the Closing Balance Sheet and the Closing Statement (to the extent such amounts are in dispute) solely in accordance with this Agreement (including the Accounting Principles) and based solely on written submissions by Buyer and the Representative that are in accordance with this Agreement and not on the basis of an independent review. Buyer and the Representative will instruct the Firm not to, and the Firm will not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand.

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(ii)            The Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital, Closing Cash, Closing Indebtedness, and Transaction Expenses, in each case, as determined by the Firm in accordance with this Section 1.07(c), will be final and binding on the parties on the date the Firm delivers its final determination in writing to Buyer and the Representative.

(iii)           The fees, costs and expenses of the Firm will be allocated between Buyer, on the one hand, and the Stockholders, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Firm that is unsuccessfully disputed by such party (as finally determined by the Firm) bears to the total amount of disputed items submitted. For example, if the Representative submits a Notice of Disagreement for $1,000, Buyer contests only $500 of the amount claimed by the Representative and the Firm ultimately resolves the dispute by awarding the Representative $300 of the $500 contested, then the costs and expenses of the Firm will be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to the Stockholders.

(d)            If the Estimated Merger Consideration exceeds the Final Merger Consideration (such excess, the “Excess Amount”), the number of Buyer Shares equal to (i) the Excess Amount divided by (ii) $6.62, shall, on a pro rata basis among the Stockholders, be automatically cancelled for no consideration.

(e)            If the Final Merger Consideration exceeds the Estimated Merger Consideration (such excess, the “Adjustment Amount”), within five (5) Business Days after the date on which the Final Merger Consideration is finally determined pursuant to Section 1.07(b) or Section 1.07(c), Buyer shall issue to each Stockholder, on a pro rata basis among the Stockholders, the number of Buyer Shares equal to (i) the Adjustment Amount divided by (ii) $6.62.

(f)            Buyer shall take all necessary actions, including updating its capitalization table to effect the cancellation or issuance of Buyer Shares as set forth in Section 1.07(d) or Section 1.07(e).

(g)            The Parties agree that any payment made pursuant to this Section 1.07 shall be treated as an adjustment to the aggregate consideration for Tax purposes, unless otherwise required by applicable Law.

1.08         Appraisal Rights.

(a)            Each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and is held by a Person who, in accordance with Section 1300 of the California Code, (i) has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights (whether before or after the date of this Agreement) and (ii) has properly demanded appraisal of such share of Common Stock, and not effectively withdrawn, lost or failed to perfect their rights to appraisal (such shares, “Dissenting Shares”), will not, at the Effective Time, be converted into the right to receive any portion of the Stock Consideration and instead will be cancelled and retired and shall cease to exist and shall represent only the right to receive payment from the Surviving Corporation with respect thereto as provided in the California Code, unless and until the holder of any such share has failed to perfect or has effectively withdrawn or lost its right to appraisal and payment under the California Code, in which case such share will thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such Certificate in accordance with Article I, without interest, in accordance with this Agreement, the Per Share Stock Consideration.

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(b)            From and after the Effective Time, no Stockholder who has demanded appraisal rights will be entitled to vote its shares of Common Stock for any purpose or to receive payment of dividends or other distributions on its shares (except dividends or other distributions payable to Stockholders of record at a date prior to the Effective Time or dividends that accrued thereon prior to the Effective Time).

(c)            The Company will give Buyer prompt notice of, and allow Buyer to reasonably participate in any negotiations or proceedings with respect to, any demands for appraisal received by the Company, including any Stockholder’s notice of its intent to demand payment pursuant to the California Code that the Company receives, withdrawals of such demands and any other instruments served pursuant to the California Code and received by the Company. Without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed) , the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment and the Company shall consult with Buyer in good faith in connection with any proceedings or discussions with respect thereto.

1.09         Withholding Rights. Buyer, Merger Sub or the Company will be entitled to deduct and withhold from the Merger Consideration and any other amount otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld under applicable Tax Law, provided that in all such cases (i) written notice of any such deduction and withholding is provided by Buyer to the Representative at least five (5) days in advance of such deduction and withholding, (ii) such notice shall include the authority, basis and method of calculation for the proposed deduction and withholding, (iii) the Buyer shall cooperate with the Representative in efforts to obtain reduction of or relief from such deduction and withholding, and (iv) Buyer shall timely file or cause to be filed all Tax Returns and provide to Representative such information statements and other documents required to be filed or provided under applicable Tax Law. Buyer, Merger Sub or the Company, as applicable, will timely remit any withheld amounts to the applicable Tax authority. To the extent that amounts are so withheld and properly remitted to the appropriate Governmental Body, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.10         Claw Back.

(a)            Notwithstanding anything to the contrary expressed or implied in this Agreement, at Closing, 10% of the Buyer Shares issued to the Stockholders at the Effective Time shall be subject either to claw back by the Buyer or to retention by the Stockholders ] (the “Contingent Stock Consideration”) as provided in this Section 1.10.

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(b)            For purposes of this Section 1.10,

(i)             “Net Revenue Shrink Rate” means the percentage by which (A) the Net Revenue of the Company during the Reference Period exceeds (B) the Net Revenue of the Company during the Performance Period. For example, if the Net Revenue of the Company during the Reference Period is $100.00 and the Net Revenue of the Company during the Performance Period is $80.00, then the Net Revenue Shrink Rate is 20%; and because 20% is greater than 15%, the Contingent Stock Consideration would be returned to Buyer and forfeited by each Stockholder on a pro rata basis.

(ii)            “Performance Period” means the twelve (12) month period beginning on January 1, 2026 and ending on December 31, 2026.

(iii)           “Reference Period” means the twelve (12) month period beginning on January 1, 2025 and ending on December 31, 2025.

(c)            The Contingent Stock Consideration shall be retained by the Stockholders on a pro rata basis free and clear of any claim by the Buyer under this Section 1.10 if and only if the Net Revenue Shrink Rate is less than 15%. If the Net Revenue Shrink Rate is greater than or equal to 15%, then the Contingent Stock Consideration shall be forfeited by each Stockholder and shall be returned to Buyer.

(d)            Not later than February 28, 2027, Buyer shall determine and provide the Representative with written confirmation of the Net Revenue Shrink Rate, together with reasonably detailed supporting documents with respect to Buyer’s calculation thereof. On or prior to the fifteenth (15th) day following Buyer’s delivery of the Net Revenue Shrink Rate, the Representative may give Buyer a written notice stating in reasonable detail the Representative’s objections to Buyer’s determination thereof, which shall be similar (but with appropriate adjustments to reflect this Section 1.10) to the Notice of Disagreement described in Section 1.07(b). If a Notice of Disagreement for the Net Revenue Shrink Rate is delivered to Buyer, the provisions set forth in Sections 1.07(b) and 1.07(c) shall apply, mutatis mutandis, to the Parties rights and obligations with respect to the ultimate determination of the Net Revenue Shrink Rate.

(e)            If, in accordance with this Section 1.10, Buyer is required to relinquish its claims to the Contingent Stock Consideration, then Buyer shall, within ten (10) Business Days after the final determination of Net Revenue Shrink Rate, provide the Stockholders with a letter in a form mutually agreeable to the Parties verifying Buyer’s release of all claims to the Contingent Stock Consideration under this Section 1.10. .

(f)            During the period beginning on the Closing Date and ending on the last day of the Performance Period, so long as the Company is performing in accordance with the 2026 Annual Plan, Buyer has the right to operate the Business in any way that Buyer deems appropriate; provided, however that the Company shall not, without the prior written consent of the Representative, in his sole discretion, take or omit to take or cause the Company to take or omit to take:

(i)             Any action the purpose or intent of which is to, or that would reasonably be expected to materially, directly or indirectly, adversely impact the Net Revenue of the Company during the Performance Period or to increase the Net Revenue Shrink Rate;

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(ii)            Any action that would be reasonably likely to distort the recognition of Net Revenue of the Company during the Performance Period;

(iii)           Charge the Company for any management, administrative or other services that Buyer or its Affiliates or Advisors may provide to the Company that is not otherwise included in the 2026 Annual Plan;

(iv)           Consummate the sale, whether by merger, consolidation or otherwise, of all or substantially all of the assets of the Company or a majority of the issued and outstanding equity securities of the Company; provided that, if Buyer consummates such a sales transaction with the consent of the Representative, the entire Contingent Stock Consideration shall be retained by the Stockholders on a pro rata basis free and clear of Buyer’s claims under this Section 1.10 upon the consummation thereof. For avoidance of doubt, an initial public offering of the Buyer shall not be considered a ‘sale’ for the purposes of this clause;

(v)            Terminate the employment of Mark Wain or Gary Chau without Cause as defined in their respective Executive Employment Agreements, or reduce their respective power and authority with respect to the operation of the business of the Company in accordance with the terms of their Executive Employment Agreements. For the avoidance of doubt, any terminations for Cause as defined in the aforementioned Executive Employment Agreements shall not trigger this clause; or

(vi)           Agree or commit to take any of the foregoing actions.

(g)            In the event Buyer violates or breaches any provision of Section 1.10(f), the Contingent Stock Consideration shall, within ten (10) Business Days following such violation or breach, be retained by Stockholders free and clear of Buyer’s claims under this Section 1.10; provided however, the termination of either Mark Wain or Gary Chau (both identified in their respective Executive Employment Agreements as an “Executive”) without Cause shall only trigger the retention of the percentage of Contingent Stock Consideration which is proportionate to the Executive’s shareholding of the Company, and that percentage of the Contingent Stock Consideration shall be retained only by the terminated Executive; provided further, if both Mark Wain and Gary Chau are terminated without Cause, the Contingent Stock Consideration shall be retained free and clear of Buyer’s claims under this Section 1.10 by all Stockholders.

(h)            Notwithstanding anything to the contrary expressed or implied herein, all Buyer Shares issued, but not delivered, to the Stockholders at the Effective Time pursuant to this Section 1.10 shall be entitled to all voting rights with respect to the Buyer Shares and shall be entitled to receive all dividends, if any, paid in respect of such Buyer Shares and the Stockholders shall be treated as the beneficial owners of all such Buyer Shares for federal and applicable state income tax purposes.

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1.11         Material Adverse Change.

Buyer shall deliver to the Representative, as soon as reasonably practicable and in any event not later than [April 30] of 2026 and 2027, certified copies of Buyer’s audited financial statements for the calendar years of 2025 and 2026, as the case may be. If Buyer’s net revenue for the 2026 calendar year (as reflected on such audited 2027 financial statements) drops by 15% or more compared to Buyer’s net revenue for the 2025 calendar year (as reflected on such 2025 audited financial statements), (other than as a result of or related to (i) broad changes affecting the national, regional, or global economy, political conditions, or financial markets, (ii) industry-wide changes that do not disproportionately affect the Buyer, (iii) changes resulting from the announcement of the transactions contemplated by this Agreement, (iv) acts of God and force majeure events, including natural disasters, war, terrorism, pandemics, and other events beyond the control of the Buyer) then, within fifteen (15) Business Days after the delivery of such 2027 financial statements, Buyer shall, subject to Section 1.08, deliver to the Stockholders on a pro rata basis such aggregate number of additional Buyer Shares as equals 10% of the Stock Consideration.

1.12         Buyer’s Continuing Commitment.

Provided that the Surviving Corporation achieves its annual revenue plan as mutually agreed upon by Buyer and the Founders prior to the start of each calendar year (the “Annual Revenue Plan”), Buyer shall fund the opening of, at a minimum, one new 'Caffe Luxxe' cafe location per calendar year, provided that the new location pro-forma economics are consistent with the performance of the Company’s top four performing stores as of the previous calendar year. Should the Surviving Corporation fail to meet its Annual Revenue Plan for a given calendar year, the opening of new cafe locations during the next year shall be at Buyer's sole discretion. Buyer shall continue to operate jointly and fund the Surviving Corporation's wholesale sales and e-commerce expansion as well as marketing efforts, including through cross-marketing efforts with Buyer's other brands.

ARTICLE II

CLOSING

2.01         The Closing. The consummation of the Merger and the other Transactions (the “Closing”) will be accomplished remotely by teleconference and electronic exchange of documents (in .pdf or image format) on the date hereof (the “Closing Date”).

2.02         Certain Closing Deliveries. Subject to the terms and conditions set forth in this Agreement, the Parties will make the following deliveries at or prior to the Closing:

(a)            Buyer will deliver each of the payments it is required to deliver under Section Error! Reference source not found..

(b)            Buyer will deliver to each of the Company and the Representative copies, certified by a duly authorized officer of Buyer, of (i) the resolutions or consents of the boards of directors of each of Buyer and Merger Sub approving this Agreement and the Merger, and (ii) the unanimous written consent of the sole stockholder of Merger Sub, approving this Agreement and the Merger.

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(c)            The Company will deliver to Buyer copies, certified by a duly authorized officer of the Company, of resolutions or consents adopted by (i) the Board and (ii) the holders of substantially all or 100% of the Company’s outstanding shares of Common Stock, in each case approving this Agreement and the Transactions, including the Merger.

(d)            The Company will deliver to Buyer a duly completed and properly issued IRS Form W-9 from each Stockholder

(e)            The Company will deliver to Buyer evidence of the termination of the arrangements set forth on Schedule 5.02.

(f)            For each Loan Agreement listed on Schedule 2.02(f), the Company will deliver evidence in form and substance reasonably acceptable to Buyer of either (i) the Lender’s consent to the consummation of the Transactions and the resulting change of control of the Company the Surviving Corporation’s assumption of the Company’s obligations under the Loan Agreement or (ii) payoff letters, lien-release letters and other instruments of discharge from the Lender providing for payment in full of any Indebtedness owed to such Lender and the release of any Liens arising thereunder.

(g)            The Company will deliver evidence, reasonably satisfactory to Buyer, of the consent from each of Company’s landlords identified on Schedule 2.02(g) (each, a “Landlord”), approving the consummation of the Transactions and the resulting change of control of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer and Merger Sub, except as set forth in the disclosure schedules referenced in this Article ARTICLE III and delivered to Buyer and Merger Sub (the “Company Disclosure Schedules”), as follows:

3.01         Qualification, Organization, Subsidiaries, etc.

(a)            The Company (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification (to the extent good standing is applicable in such jurisdiction), except where the failure to be so qualified and in good standing would not be material to the business or operations of the Company. The Company has made available to Buyer true, correct and complete copies of its certificate of incorporation and bylaws, each as amended to the date hereof, and the Company is not in breach in any material respect of any such organizational document.

(b)            The Company has no Subsidiaries. There are no other corporations, limited liability companies, partnerships, joint ventures, associations or other entities or Persons in which the Company owns or has in the last two (2) years owned, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

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3.02         Capital Stock.

(a)            The authorized and outstanding share capital of the Company, and the record and beneficial owners thereof as of the date hereof, is as set forth on Schedule 3.02(a). All outstanding shares are duly authorized, validly issued, fully paid and nonassessable and are not, subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b)            Except as set forth in Section 3.02(a) above or on Schedule 3.02(b), (i) no shares of capital stock or other equity interests of the Company are issued or outstanding, (ii) there are no outstanding subscriptions, options, warrants, calls, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities of the Company, or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company is a party, obligating the Company to (A) issue, transfer, dispose of or sell any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable or exercisable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, stock appreciation right, preemptive right, phantom stock, convertible or exchangeable securities or other similar right, agreement, arrangement, undertaking or commitment, or (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests and (iii) there are no outstanding obligations of the Company to make any payment based on the price or value of any capital stock or other equity securities of the Company.

(c)            The Company does not have any declared but unpaid dividends or distributions outstanding in respect of any shares of capital stock or other equity interests of the Company.

(d)            The Company does not have outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Stockholders of the Company on any matter.

(e)            There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock or other equity interest of the Company.

(f)            Except as set forth on Schedule 3.02(f), (i) the Company has no Indebtedness for borrowed money (or guarantees thereof) other than Indebtedness reflected on the Latest Balance Sheet and (ii) the Company is not a party to, and does not have any commitment to become a party to, any “off balance sheet arrangement” as defined in Item 303(a) of Regulation S-K promulgated by the SEC, other than any such off balance sheet arrangements set forth in the 2023 and 2024 Unaudited Financial Statements.

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3.03         Corporate Authority Relative to This Agreement; No Violation.

(a)            The Company has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder and, subject to receipt of the approval of the Necessary Stockholder Approval, to consummate the Transactions. The Board has duly adopted resolutions pursuant to which the Board has (i) determined that it is in the best interests of the Company and the Stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, (iii) recommended that the Stockholders of the Company approve the adoption of this Agreement and (iv) directed that such matters be submitted to the Stockholders of the Company for their approval. Except for the Necessary Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of California, no other actions or corporate proceedings on the part of the Company are necessary to authorize this Agreement, the performance by the Company of its obligations hereunder or the consummation of the Transactions (other than corporate proceedings taken on or prior to the date hereof). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Buyer and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)            The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions by the Company do not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Body, other than (i) the filing of the Certificate of Merger and (ii) compliance with any applicable federal or state securities or “blue sky” laws.

(c)            Assuming receipt of the Necessary Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not (with or without notice or lapse of time, or both) (i) contravene or conflict with the organizational or governing documents of the Company, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or its properties or assets or (iii) result in any violation of, or default under, or give rise to a right of termination, cancellation, amendment, modification, suspension, revocation or acceleration of any obligation or to the loss of a benefit under, or result in any payment or penalty under, any loan, guarantee of indebtedness or credit agreement, note, bond, debenture, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license (“Contract”) binding upon the Company or any Company Permit or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company, except in any case as would not have a Material Adverse Effect.

3.04         Financial Statements.

(a)            Attached to Schedule 3.04 are complete and correct copies of (i) the unaudited consolidated balance sheet of the Company, as of September 30, 2025 (the “Latest Balance Sheet”) and the related statement of income and cash flows for the twelve (12) month period then ended (collectively, the “Interim 2025 Unaudited Financial Statements”), and (ii) the unaudited consolidated balance sheet as of, and the related statements of income and cash flows of the Company for each of the fiscal years ended December 31, 2023 and December 31, 2024 (collectively, the “2023 and 2024 Unaudited Financial Statements”; and, collectively with the Interim 2025 Unaudited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.04(a), the Financial Statements have been prepared, in each case, in conformity with GAAP consistently applied, and present fairly in all material respects, in accordance with GAAP consistently applied, the consolidated financial condition and results of operations of the Company, as of the dates and for the periods referred to therein, subject, in the case of the Interim 2025 Unaudited Financial Statements, to (A) the absence of footnote disclosures and (B) changes resulting from normal year-end adjustments (which are expected to be consistent the 2023 and 2024 Unaudited Financial Statements and none of them are material, individually or in aggregate).

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(b)            The Company maintains internal controls over financial reporting that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, that receipts and expenditures of the Company are being made only in accordance with authorization of management and directors of the Company and that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets. To the Company’s Knowledge, there are no, and have not been any, significant deficiencies or material weaknesses (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information or, to the Knowledge of the Company, any Fraud that involves the Company’s management or other employees who have a significant role in the preparation of internal controls. The Company has not identified and has not been advised by the Company’s auditors of any Fraud or allegation of Fraud, whether or not material, that involves management or other employees of the Company who have a role in the Company’s internal controls over financial reporting.

3.05         No Undisclosed Liabilities. Except (a) as disclosed, reflected, accrued or reserved against on the Latest Balance Sheet and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet (none of which is a liability resulting from, arising out of or relating to any breach of Contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit), the Company does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.

3.06         Compliance with Laws; Permits.

(a)            The Company is, and for the last three (3) years has been, in compliance in all material respects with all applicable Laws.

(b)            The Company has not received any written or, to the Knowledge of the Company, oral communication from any Governmental Body of, been charged in writing by any Governmental Body with, or, to the Knowledge of the Company, been under investigation or formal review by any Governmental Body with respect to any violation of or liability under any Law (including applicable Anti-Bribery & Anti-Money Laundering Laws and Customs & International Trade Laws).

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(c)            Neither the Company nor, to the Knowledge of the Company, any of its agents authorized to act, and acting, on behalf of the Company has, in connection with the business activities of the Company, provided, offered, gifted or promised, directly or indirectly, anything of value to any Government Official, political party or candidate for government office, nor provided or promised anything of value to any other Person with knowledge that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly to any Government Official, political party or candidate for government office, for the purpose of influencing any act or decision of such Government Official, political party or candidate in his official capacity, or inducing such Government Official, political or candidate to do or omit to do any act in violation of their lawful duty, or securing any unlawful advantage for the benefit of the Company, or otherwise violated any applicable Anti-Bribery & Anti-Money Laundering Laws. Neither the Company nor, to the Knowledge of the Company, any of its agents authorized to act, and acting, on behalf of the Company has, in connection with the business activities of the Company, violated any Customs & International Trade Laws. Neither the Company nor, to the Knowledge of the Company, any of its agents authorized to act, and acting, on behalf of the Company, (i) is or was a Person with whom transactions are prohibited under applicable Customs & International Trade Laws or (ii) has engaged in any business or dealings with, or for the benefit of, any Person with whom transactions are prohibited under applicable Customs & International Trade Laws.

(d)            The Company is in possession of and in compliance in all material respects with all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Body or pursuant to any Law necessary for the Company to own, lease and operate its properties and assets or to carry on its business as now being conducted (the “Company Permits”). All Company Permits are, to the Company’s Knowledge, valid, binding and in full force and effect; the Company is not in breach, default or violation in any material respect under any such Company Permit; and the Company has not received any written or, to the Knowledge of the Company, oral notice from any Governmental Body threatening to suspend, revoke, withdraw, modify or not to renew any such Company Permit. To the Company’s Knowledge, no Company Permit will be modified in any material respect or terminated by its terms as a result of, or in connection with, the Transactions.

3.07         Environmental Laws and Regulations. Except as set forth on Schedule 3.07, (a) the Company has conducted its business in compliance in all material respects with all applicable Environmental Laws that are material to the operations of the Company; (b) the Company has not received any written notices, demand letters or requests for information from any Governmental Body or any other Person alleging that the Company is in violation of or has liability under any Environmental Law that is material to the Company; (c) to the Knowledge of the Company, there has been no treatment, storage, disposal or release of or exposure of any Person to any Hazardous Substance in violation of or so as to give rise to liability that would be material to the Company under any applicable Environmental Law, including from any properties leased by the Company or as a result of any activity of the Company during the time such properties were leased by the Company; (d) the Company is not subject to any Order or Action pursuant to any Environmental Law and, to the Knowledge of the Company, none of the foregoing has been threatened in writing;, and (e) the Company has not contractually assumed or provided indemnity against any liability of any other Person under or relating to any Environmental Law that is material to the Company taken as a whole.

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3.08         Employee Benefit Plans.

(a)            Schedule 3.08(a) lists all material Company Benefit Plans. “Company Benefit Plans” means all compensation or benefit plans, programs, policies, agreements or other arrangements, including any welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case, whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)), in each case that are sponsored, maintained or contributed to by the Company for the benefit of current or former employees, directors or consultants or with respect to which the Company has any material liability.

(b)            With respect to each material Company Benefit Plan, the Company has made available to Buyer, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan; and (iv) any material written communications to or from any Governmental Body in the past three (3) years addressing any matter involving actual or potential liability relating to any Company Benefit Plan that would reasonably be expected to material to the Company, taken as a whole.

(c)            Except as would not reasonably be expected to result in, individually or in the aggregate, any material liability to the Company, (i) each Company Benefit Plan has been established, maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan provides and the Company does not have any liability or obligation for the provision of medical or other welfare benefits with respect to current or former employees or directors or other service providers of the Company beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits not in excess of three years under severance arrangements; (iv) all contributions or other amounts payable by the Company as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (v) the Company does not have any current or contingent liability or obligation as a result of at any time being considered a single employer with any other Person (other than the Company) under Section 414 of the Code; and (vi) there are no pending, threatened or, to the knowledge of the Company, anticipated claims or Actions (other than routine claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of, with respect to or against any of the Company Benefit Plans or any trusts related thereto that could reasonably be expected to result in any material liability of the Company.

(d)            No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and no employee benefit plan of the Company is a Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; no liability under Title IV of ERISA or Section 412 of the Code or under any Multiemployer Plan has been incurred by the Company (including on account of any ERISA Affiliate) that has not been satisfied in full; and no condition exists that would reasonably be expected to result in a risk to the Company (including on account of any ERISA Affiliate) of incurring any material liability thereunder.

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(e)            Except as provided in this Agreement or as disclosed on Schedule 3.08(e), the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company to severance pay, or any other payment from the Company except as required by applicable non-United States Law, (ii) accelerate the time of payment or vesting, or cause the funding of or increase the amount of compensation or benefits due to any current or former employee, consultant or officer or (iii) give rise to any material liability under any Company Benefit Plan.

(f)            Except as disclosed on Schedule 3.08(f), (i) the Company is not a party to or otherwise bound by any collective bargaining agreement or other contract or agreement with any labor organization or other bargaining representative of any of the Company’s employees, nor is any such contract or agreement presently being negotiated, (ii) none of the Company’s employees are represented by a labor union, works council, or other employee representative body with respect to employment with the Company, (iii) there are no strikes or lockouts with respect to any employees of the Company, (iv) there is no union organizing effort pending or threatened against the Company, (v) there is no unfair labor practice, material labor dispute (other than routine individual grievances that are not material) or material labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company, and (vi) there is no slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened with respect to employees of the Company, nor in the case of (iii), (iv), (v) and (vi), has there been any such activity in the past three (3) years. The Company is and has since January 1, 2024 been in material compliance with (A) all applicable Laws relating to (1) employment and employment practices, (2) the terms and conditions of employment, termination of employment, wages and hours, (3) unfair labor practices, the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks, pay for all working time, the proper classification of individuals as nonemployee contractors or consultants and (4) labor relations, collective bargaining and works council relationships and (B) the Worker Adjustment and Retraining Notification Act of 1988 (or similar laws) (the “WARN Act”). There are no material labor or employment-related Actions pending or threatened in writing against the Company. The Company is not a party to, or otherwise bound by, any material consent decree with any Governmental Body relating to employees or employment practices. In the last three (3) years, the Company has not closed any site of employment, effectuated any layoffs of employees or implemented any early retirement, separation or window program or planned or announced any such action or program for the future, in each case, without complying with the WARN Act.

(g)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with other events, result in any payment or benefit that will be made by the Company that would not be deductible pursuant to Section 280G of the Code or result in the reimbursement of any excise tax incurred under Section 4999 of the Code; and (ii) the Company does not have any indemnification obligation for any Taxes imposed under Section 4999 or 409A of the Code.

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The consent of, negotiation with, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required by applicable Law or any agreement with such employee representative body for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

3.09         Absence of Certain Changes or Events. Except as set forth on Schedule 3.09, since January 1, 2025 until the date of this Agreement, the Company has conducted its business in the ordinary course of business and there has not occurred any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.09 or as expressly contemplated by this Agreement, from the date of the Latest Balance Sheet until the date of this Agreement, the Company has not:

(a)            amended, modified, or authorized the amendment or modification of its certificate of incorporation, bylaws, or other applicable governing documents;

(b)            issued, delivered or sold, disposed or pledged any of its shares of, or authorized the same in respect of, capital stock, any voting securities or any other equity interests or any options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, calls or commitments with respect to such securities of any kind, or granted phantom stock or other similar rights with respect to any of the foregoing;

(c)            Created, incurred, assumed or guaranteed any Indebtedness or subjected, or permitted to be subjected, its assets to any Lien, except for Permitted Liens, in each case other than in the ordinary course of business pursuant to the Company existing revolving credit facilities;

(d)            declared or paid any dividends or distributions or repurchased or redeemed any shares of capital stock or other equity interests;

(e)            effected any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company, or amended the terms of any outstanding securities of, or other equity interests of the Company;

(f)            Experienced an incident of damage to or destruction or loss of material property owned by the Company or used in the operation of the business of the Company that is not covered by insurance;

(g)            Implemented any reduction-in-force, employee lay-off, furlough, temporary layoff, salary or wage reduction, work schedule change or other such action, in each case, that would trigger the WARN Act;

(h)            waived or released, except as required by Law, any material noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

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(i)             (i) made or granted any material compensation increase to any former or current officer, employee or other individual service provider (including new hires), (ii) materially increased the benefits under any Company Benefit Plan, (iii) established, adopted, amended or terminated any Company Benefit Plan (including any plan, policy or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), or increased or accelerated the funding, payment or vesting of the compensation or benefits provided under any Company Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement, or (iv) granted any cash or equity or equity-based incentive or retention awards, additional rights to severance or termination pay or similar compensation payable to any current or former officer, employee or other individual service provider of the Company (in each case, except for increases in benefits required under existing Company Benefit Plans or as otherwise required by Law);

(j)             subjected, or permitted to be subjected, its assets to any Lien, except for Permitted Liens;

(k)            settled any legal proceeding pending or threatened against the Company;

(l)             canceled, materially reduced or failed to maintain any insurance policy;

(m)           made any material change in its accounting (including Tax accounting) methods or practices, made (except for an initial election required to be made on a tax return) or changed any material election relating to Taxes, amended any Tax Return, entered into any closing agreement with a Governmental Body respect to Taxes, settled any Tax claim or assessment by a Governmental Body or obtained any Tax ruling from a Governmental Body, failed to pay any material Taxes that were due and payable by the Company, or waived or consented to the extension of the limitations period applicable to any Tax claim or assessment against the Company;

(n)            Made any loans or advances to any Persons, except advances to employees, officers or directors for business or travel expenses to be incurred in the ordinary course of business consistent with past practice or transactions with customers or business partners on credit or down payments or similar advances to suppliers, business partners or vendors in the ordinary course of business consistent with past practice;

(o)            Effectuated a material change in accounting principles, methods or practices(including any change in depreciation or amortization policies or rates) utilized by, and that would be material to, the Company, except as may be required by Law or GAAP;

(p)            Made any material capital expenditures or commitments, other than capital expenditures or commitments relating to equipment purchases by the Company in the ordinary course of business consistent with past practice;

(q)            Cancelled, waived or released any material debts, rights or claims in favor of the Company, except in the ordinary course of business; or

(r)            Agreed or committed in writing to do any of the foregoing.

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3.10            Investigations; Litigation. There is no and, for the past three (3) years, there has not been to the Company’s Knowledge (a) any investigation or review by any Governmental Body with respect to the Company; (b) any material Action against or affecting the Company or its properties; (c) any settlement of any material Action to which the Company is a party or by which its assets are bound; or (d) any Order against the Company.

3.11          Tax Matters.

(a)            (i) The Company has prepared and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by the Company and all such filed Tax Returns are complete and accurate in all material respects and were prepared in compliance in all material respects with applicable Law; (ii) the Company has timely paid all income and other material Taxes due and payable (whether or not shown on any Tax Return) and have made adequate provision in accordance with GAAP on the Latest Balance Sheet of the Company; (iii) to the Knowledge of the Company there are no pending or threatened in writing, audits, examinations, investigations, disputes, claims or other proceedings by any Governmental Body in each case in respect of material amounts of Taxes or material Tax Returns of the Company; (iv) there are no liens for Taxes upon any property of the Company, except for Permitted Liens; (v) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law); (vi) the Company, within the time and in the manner prescribed by Law, has withheld and paid all material amounts of Taxes required to have been withheld and paid by the Company in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person (including pursuant to Code Sections 1441, 1442, 3102, and 3402 and any other applicable provision of state, local, or foreign Law), and all applicable Tax Returns required to be filed by the Company with respect thereto have been properly completed in all material respects and timely filed; (vii) no written claim has been received by the Company from a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is required to file Tax Returns in, or is subject to taxation by, that jurisdiction; (viii) the Company (1) is not and has not been a member of an affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or (2) does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a transferee or successor, by contract, or otherwise in each case other than any such liability arising under Contracts not primarily related to Taxes; (ix) any material Tax holiday claimed by the Company in any jurisdiction and that is currently effective will not be materially and adversely affected by the Transactions; (x) the Company (1) has not received or applied for a Tax ruling from the Internal Revenue Service or entered into any “closing agreement” pursuant to Code Section 7121 (or any predecessor provision or any similar provision of state, local, or foreign Law), or (2) is not a party to any currently effective waiver or other agreement with any Governmental Body extending the statute of limitations in respect of material amounts of Taxes of the Company; (xi) the Company is not a party to or bound by any Tax allocation, sharing, indemnification or similar agreement except in each case pursuant to Contracts not primarily related to Taxes; (xii) the Company has not entered into any “reportable transaction” (other than a loss transaction) within the meaning of Treasury Regulations Section 1.6011-4(b); (xiii) the Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including any such laws requiring the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology or requiring the conduct of intercompany transactions on an arm’s length basis; and (xiv) the Company has not made any election by the Company pursuant to Section 965(h) of the Code.

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(b)            During the past three years, the Company has not received in writing from any federal, state, local or foreign taxing authority any, (i) notice indicating an intent to open an audit or other review of the Company with respect to any amount of Tax, (ii) notice of deficiency or proposed adjustment for any amount of Tax by any taxing authority against the Company, in each case of clause (i) and (ii) with respect to any Tax period for which the period of assessment currently remains open.

(c)            The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any change in (or incorrect) method of accounting adopted by the Company prior to the Closing for a taxable period ending on or prior to the Closing Date (ii) installment sale or open transaction disposition made prior to the Closing, (iii) prepaid amount received by the Company prior to the Closing, or (iv) any election under Code Section 108(i) (or any similar provision of state, local or foreign Law).

Notwithstanding anything to the contrary set forth herein: (1) the representations and warranties set forth in this Section 3.10constitute the sole and exclusive representations and warranties of the Company with respect to Tax matters; and (2) except for the representations in Section 3.11(b), such representations and warranties (and any claims based thereon) shall be limited to Taxes attributable to Tax periods (or portions thereof) ending on or before the Closing Date and shall in no event include the existence, amount, or usability of the Tax attributes of the Company for Tax periods (or portions thereof) beginning after the Closing Date (such as net operating losses, capital loss carry forwards, foreign Tax credit carry forwards, asset bases, research and development credits, and depreciation periods).

3.12         Intellectual Property.

(a)            Schedule 3.12(a) contains a list of (i) all material registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing, (ii) all material United States and foreign patents and patent applications, (iii) all material registered United States and foreign copyrights and pending applications to register the same, and (iv) all material registered domain names, in each case owned by the Company (collectively, with material unregistered Intellectual Property owned by the Company, the “Owned Intellectual Property”).

(b)            The Company owns and possesses all right, title and interest in and to all of the material Owned Intellectual Property free and clear of any Liens, other than Permitted Liens. The Company has a valid and enforceable right to use, pursuant to a written license agreement, all other material Intellectual Property used in the conduct of its business as currently conducted (such Intellectual Property together with the Owned Intellectual Property, collectively, the “Company Intellectual Property”). Immediately following the Closing, the Company will continue to own or have the right to use in all material respects all Company Intellectual Property. The Company has not infringed, misappropriated or violated in any material respect any Intellectual Property Right of any third party in the past three (3) years. To the Knowledge of the Company, no third party is currently infringing, misappropriating or violating, in any material respect, any Intellectual Property Right owned by or exclusively licensed to the Company.

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(c)            As of the date of this Agreement, there are no material Actions pending or, to the Knowledge of the Company, threatened (including “cease and desist” letters or invitations to take a patent license), that (i) challenge or question the Company’s ownership of, the validity of, or the Company’s right to use, disclose, license or enforce any Company Intellectual Property; (ii) require indemnification of any Person by the Company with regard to any Intellectual Property, for which notice of such indemnification has been received by the Company; or (iii) assert that the Company is infringing upon, misappropriating or otherwise violating any Intellectual Property of any third party.

(d)            The Company has taken reasonable steps to (i) protect and enforce its rights in all material Owned Intellectual Property and (ii) protect and preserve through the use of customary non-disclosure agreements the confidentiality of all material confidential information used in the conduct of the business as presently conducted; and, to the Company’s Knowledge, such confidential information has not been used, disclosed to or discovered by any Person except as permitted pursuant to valid non-disclosure agreements which have not been breached.

(e)            During the past three (3) years all current and, to the Knowledge of the Company, former employees, agents, consultants and contractors whose duties include or have included contribution to or participation in the conception or development, or both, of any material Intellectual Property for the Company have executed valid and enforceable confidentiality and invention assignment agreements sufficient to transfer exclusive ownership of such Intellectual Property to the Company without payment of any additional consideration and that contain valid and enforceable waivers of remuneration under any applicable employee inventor protection Laws.

With respect to any Open Source Software that is used by the Company in connection with it business, the Company is and, for the past two (2) years, has been in material compliance with all applicable licenses with respect thereto.

The Company has not granted any exclusive license with respect to sales or licensing of a Product or any derivative thereof for which the Company continues to receive revenue (other than (i) such Product that is under an end of life program, or (ii) licenses granting a third party the exclusive right to distribute Product(s) in a specific territory).

(f)            To the Company’s Knowledge, there have been no unauthorized intrusions or breaches of security, including any breach of security of personally identifiable information collected, maintained, processed or transmitted by the Company which has required, or which has been determined does or will require, notice thereof to any Person under any applicable Law.

(g)            To the Company’s Knowledge, the Company is, and since January 1, 2024 has been, in compliance in all material respects with each applicable Law relating to privacy, security or security breach notification requirements applicable to its websites or the operation of its business.

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3.13         Real Property. The Company does not own any real property. The Company has valid leasehold interests in all of its leased or subleased real properties (each, a “Lease”), free and clear of all Liens, except for Permitted Liens and all other title exceptions, changes, defects, easements, restrictions, encumbrances and other matters, whether or not of record, that do not materially affect the continued use of the applicable property for the purposes for which such property is currently being used by the Company. True and correct copies of each Lease have been made available to Buyer.

3.14         Material Contracts.

(a)            Except for this Agreement or as set forth on Schedule 3.14, as of the date of this Agreement, the Company is not a party to or expressly bound by any Contract that:

(i)             relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture or partnership;

(ii)            (A) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other contract or obligation providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset); (B) is a letter of credit, performance bond or other credit support for the Company; (C) provides for or relates to any interest, currency or hedging derivatives or similar contracts; or (D) grants a Lien (other than a Permitted Lien) or restricts the granting of Liens on any property or asset;

(iii)           is a settlement, conciliation or similar agreement that requires the Company to pay consideration after the date of this Agreement or imposes restrictions or obligations on the Company;

(iv)           (A) contains any “most favored nation” status (whether in terms of pricing or otherwise) in favor of a third party, (B) grants exclusivity to any third party or similar provisions that restrict the Company from freely setting prices, discounts or benefits, (C) contains any covenant that limits the ability of the Company or any of its Affiliates to engage in any line of business or to compete with any Person or operate at any geographic location, (D) requires the purchase of all or substantially all of the Company requirements of a particular product or service from a supplier or (E) restricting the Company from soliciting any potential customers or suppliers, or soliciting or hiring employees, of any other Person;

(v)            contains a put, call, right of first refusal or similar right pursuant to which the Company could be required to purchase or sell, as applicable, any (A) equity interests of any Person or (B) assets (excluding ordinary course commitments to purchase goods, products and off-the-shelf Intellectual Property);

(vi)           contains any standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of another Person;

(vii)          (A) relates to the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person or pursuant to which the Company has continuing “earn out”, purchase price adjustment or other similar contingent payment obligations after the date hereof or any indemnification obligations; or (B) gives any Person the right to acquire any assets of the Company(excluding ordinary course commitments to purchase goods, products and off-the-shelf Intellectual Property) after the date hereof;

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(viii)         indemnifies or holds harmless any director or executive officer of the Company (other than pursuant to the certificate of incorporation or bylaws or equivalent governing documents of the Company);

(ix)            requires any capital commitment or capital expenditure out of the ordinary course of business (or series of capital expenditures) by the Company;

(x)             restricts (A) payment of dividends or distributions in respect of the capital stock or equity interests of, or (B) the incurrence of debt by the Company;

(xi)            pursuant to which end products are developed that would be co-owned by the Company, on one hand, and a third party, on the other;

(xii)           is with one of the Top Suppliers or Top Customers;

(xiii)          involves any take-or-pay or requirements arrangement other than in the ordinary course of business;

(xiv)         is a lease or other agreement under which (A) the Company is lessee of, or holds or operates, any material personal property owned by any other Person or (B) the Company is lessor of, or permits any third party to hold or operate, any material property, real or personal; or

(xv)          is with a Governmental Body, including any settlement, conciliation or similar agreement with any Governmental Body.

Each contract of the type described in this Section 3.14 is referred to herein as a “Company Material Contract.”

(b)            True, correct and complete copies of each written Company Material Contract and true, correct, and complete summaries of the terms of any oral Company Material Contract have been made available to Buyer. The Company is not in breach of or default in any material respect under the terms of any Company Material Contract. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract. Each Company Material Contract is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, of each other party thereto and is in full force and effect. The Company has not received written notice of termination, cancellation, modification, amendment or acceleration or the existence of any event or condition which constitutes, or after notice or lapse of time (or both), will constitute, a breach or default on the part of the Company under a Company Material Contract or results in the modification, termination, cancellation, or acceleration of obligations of the Company under the Company Material Contract, and no party to any Company Material Contract has provided notice (i) exercising or threatening exercise of any termination, cancellation, modification, amendment or acceleration rights with respect thereto or (ii) of any dispute with respect to any Company Material Contract.

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3.15         Finders or Brokers. Except as set forth on Schedule 3.15, the Company has not employed, engaged or entered into any arrangement with any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or commission in connection with or upon consummation of the Merger.

3.16         Insurance. Schedule 3.16 sets forth each insurance policy maintained by the Company on its properties, assets, products, business or personnel. All insurance policies held by the Company are in full force and effect, are legal, valid and enforceable and all premiums due thereunder have been paid. The Company is not in breach or default under, nor has it taken any action or failed to take any action which, with notice or lapse of time, or both, would constitute a breach or default under, or permit cancellation, termination, denial or reduction of coverage, material premium increase with respect to such policy, and, to the Knowledge of the Company, no insurer has threatened the same. The Company has not received a written notice of non-renewal from any of its insurers policy. There are no claims submitted by the Company under any insurance policy as to which coverage has been disputed by the applicable insurers, and no claims have been denied in whole or in part. The Company has complied, in all material respects, with the provisions of such insurance policies applicable to them. The Company has valid and in force insurance policies with sufficient coverage as required by any Company Material Contract. Except as set forth in Schedule 3.16, the Company has no self-insurance or co-insurance programs.

3.17         Affiliate Transactions. Except as set forth on Schedule 3.17, no officer, director, or Affiliate of the Company or immediate family member (including spouses) of any such officer, director or Affiliate, or any Stockholder (a) is a party to any agreement or transaction with the Company other than (i) customary employment arrangements in the ordinary course of business and (ii) the Company Benefit Plans; (b) has any interest or right in any property or right, tangible or intangible, used by the Company in connection with its business; or (c) owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of, any Person which is a material supplier, lessor or customer of the Company.

3.18         Top Suppliers and Customers.

(a)            Schedule 3.18(a) sets forth a true, correct and complete list of each of the ten (10) largest suppliers or vendors of products or services to the Company, based on amounts paid or payable by the Company during the twelve (12)-month period ending on September 30, 2025 (each, a “Top Supplier”). The Company has no material disputes concerning any products or services provided by any Top Supplier, and, to the Knowledge of the Company, no Top Supplier has any material dispute with the Company.

(b)            The Company has no material disputes concerning any products and/or services provided to any customer who, in the twelve (12)-month period ending on September 30th, 2025, was one of the ten (10) largest purchasers of products and/or services from the Company, based on annual recurring revenue paid or payable to the Company (each, a “Top Customer”) and, to the Knowledge of the Company, no Top Customer has any material dispute with the Company. Schedule 3.18(b) sets forth a true, correct and complete list of each Top Customer.

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3.19         No Other Representations or Warranties.

(a)            Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

(b)            The Company acknowledges that neither Buyer, Merger Sub nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Buyer or Merger Sub furnished or made available to the Company and its Representatives except as expressly set forth in Article IV, and, except as expressly set forth in Article IV or the Buyer Disclosure Schedules and as provided in Article IV, neither Buyer, Merger Sub, their respective directors, officers, employees, agents or other representatives, nor any other Person, shall be subject to any liability to the Company or any other Person resulting from Buyer making available to the Company or the Company’s use of such information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub jointly and severally represent and warrant to the Company, except as set forth in the disclosure schedules referenced in this Article IV and delivered by Buyer to the Company (the “Buyer Disclosure Schedules”) delivered to the Company, as follows:

4.01         Qualification, Organization, Subsidiaries, etc. Each of Buyer and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, (a) be material to the business of Buyer and its Subsidiaries or (b) prevent or materially delay or materially impair the ability of Buyer or Merger Sub to perform their obligations under this Agreement or to consummate the Transactions (clause (a) and clause (b), collectively, a “Buyer Material Adverse Effect”). Buyer has made available to the Company a true and complete copy of the certificates of incorporation and bylaws or other equivalent organizational documents of Buyer and Merger Sub, each as amended through the date hereof.

4.02         Corporate Authority Relative to This Agreement; No Violation.

(a)            Each of Buyer and Merger Sub has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery and performance of this Agreement and the consummation of the Transactions by Buyer and Merger Sub have been duly and validly authorized by the boards of directors of Buyer and Merger Sub and by the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other actions or corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement, the performance by Buyer or Merger Sub of their obligations hereunder or the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company and the Representative, constitutes the valid and binding agreement of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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(b)            The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation of the Transactions by Buyer and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Body, other than (i) the filing of the Certificate of Merger, (ii) compliance with any applicable federal or state securities or “blue sky” laws, and (iii) the consents or notices set forth on Schedule 4.02(b) (the “Buyer Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Buyer Material Adverse Effect. The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the Transactions do not and will not (with or without notice or lapse of time, or both) (i) contravene or conflict with the organizational or governing documents of Buyer or any of its Subsidiaries, including Merger Sub, (ii) assuming compliance with the matters referenced in this Section 4.02(b) and receipt of the Buyer Approvals, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, debenture, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Buyer or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Buyer or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.03         Investigations; Litigation. As of the date hereof, there is no material investigation or review pending or threatened in writing or, to the knowledge of Buyer, orally by any Governmental Body with respect to the Buyer or any of its Subsidiaries that would have, individually or in the aggregate, a Buyer Material Adverse Effect, and there is no Action pending or threatened in writing or, to Buyer’s knowledge, orally against Buyer or its Subsidiaries, or any of their respective properties at law or in equity, and there are no orders, judgments or decrees of any Governmental Body in effect against Buyer or Merger Sub, in each case which would have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.04         Capitalization of Buyer.

(a)            Immediately prior to the Closing, the issued and outstanding capital stock of Buyer consists of 14,382,542 shares of Common Stock of Buyer, par value $0.01 per share, 800,000 shares of Series A Preferred Stock of Buyer, par value $0.01 per share, 4,980 shares of Series B Preferred Stock of Buyer, par value $0.01 per share, and 4,235 shares of Series C Preferred Stock of Buyer, par value $0.01 per share. All outstanding shares and all Buyer Shares to be issued to the Stockholders at or after Closing are, and will be, duly authorized, validly issued, fully paid and nonassessable and are not, subject to and were not, issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

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(b)            Except as set forth in Section 4.04(a) or in Schedule 4.04(b), (i) Buyer does not have any shares of its capital stock or other equity interests issued or outstanding; (ii) there are no outstanding subscriptions, options, warrants, calls, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities of the Buyer, or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Buyer is a party obligating the Buyer to (A) issue, transfer, dispose of or sell any shares of capital stock or other equity interests of the Buyer or securities convertible into or exchangeable or exercisable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, stock appreciation right, preemptive right, phantom stock, convertible or exchangeable securities or other similar right, agreement, arrangement, undertaking or commitment or (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests; and (iii) there are no outstanding obligations of the Buyer to make any payment based on the price or value of any capital stock or other equity securities of the Buyer.

(c)            Except as set forth on Schedule 4.04(e), as of the date hereof, Buyer does not have any declared, but unpaid, dividends or distributions outstanding in respect of any shares of capital stock or other equity interests of the Buyer.

(d)            Except as set forth on Schedule 4.04(d), as of the date hereof, Buyer does not have any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Buyer on any matter.

(e)            Except as set forth on Schedule 4.04(e), as of the date hereof, there are no voting trusts or other agreements or understandings to which the Buyer is a party with respect to the voting of the capital stock or other equity interest of the Buyer.

(f)            Except as set forth on Schedule 4.04(f), as of the date hereof, (i) there is no outstanding Indebtedness for borrowed money (or guarantees thereof) of Buyer (excluding intercompany indebtedness among the Buyer and its Affiliates, which is not individually or in the aggregate material in amount) and (ii) the Buyer is not a party to, and does not have any commitment to become a party to, any “off balance sheet arrangement” as defined in Item 303(a) of Regulation S-K promulgated by the SEC.

4.05         Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of [100] shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Buyer or a wholly-owned Subsidiary of Buyer. Merger Sub has no outstanding option, warrant, right, or any other agreement pursuant to which any Person other than Buyer or a wholly-owned Subsidiary of Buyer may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the Effective Time and has, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

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4.06         No Vote of Buyer Stockholders. The sole stockholder of Merger Sub, has approved and adopted this Agreement. No other vote of the holders of any class or series of capital stock of Buyer or Merger Sub is required to adopt this Agreement and approve the Transactions.

4.07         Finders or Brokers. Neither Buyer nor any of its Subsidiaries or Affiliates nor any other person on their behalf has employed, engaged or entered into any arrangement with any investment banker, broker or finder in connection with the Transactions that might be entitled to any financial advisory fee or any broker’s commission or similar fee in connection with or upon consummation of the Merger for which the Company or its Subsidiaries would be liable if the Closing does not occur.

4.08         Financial Statements. Attached to Schedule 4.08 are complete and correct copies of: (i) the unaudited balance sheet of the Buyer, as of September 30, 2025 (the “Latest Buyer Balance Sheet”) and the related statement of income and cash flows for the nine (9) month period then ended (collectively, the “Interim 2025 Buyer Financial Statements”), and (ii) the Buyer’s audited balance sheet as of, and the related statements of income and cash flows for each of the fiscal years ended December 31, 2023 and December 31, 2024 (collectively, the “2023 and 2024 Buyer Financial Statements” and collectively with the Interim 2025 Buyer Financial Statements and the 2023 and 2024 Buyer Financial Statements, the “Buyer Financial Statements”). Except as set forth on Schedule 4.08, the Financial Statements have been prepared, in each case, in conformity with GAAP consistently applied, and present fairly in all material respects, in accordance with GAAP consistently applied, the consolidated financial condition and results of operations of the Buyer, as of the dates and for the periods referred to therein subject, in the case of the Interim 2025 Buyer Financial Statements, to (y) the absence of footnote disclosures and (z) changes resulting from normal year-end adjustments. The Buyer maintains internal controls over financial reporting that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, that receipts and expenditures of the Buyer are being made only in accordance with authorization of management and directors of the Buyer and that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Buyer’s assets. The Buyer has not identified and has not been advised by the Buyer’s auditors of any Fraud or allegation of Fraud. Buyer and Merger Sub each acknowledges that it and its Representatives have had an opportunity to meet with the management of the Company and to discuss the business and assets of the Company, and that, to the knowledge of Buyer, it and its Representatives have received access to books and records, facilities, equipment, contracts and other assets of the Company.

4.09         Tax Matters.

(a)            Upon the terms and subject to the conditions set forth in the Merger Agreement (the “Agreement”), and in accordance with and pursuant to the [applicable governing law], at the Effective Time, Merger Sub Two (“Merger Sub”) shall merge with and into the Artisanal Expressions, Inc. (the “Company”), with the Company continuing as the surviving corporation in the Merger, and the separate corporate existence of Merger Sub shall cease. None of the material terms and conditions of the Agreement have been or will be waived or modified.

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(b)            The Merger Consideration (as defined in the Agreement) was the result of arm's length bargaining between the management of Sugarfina Corporation (“Buyer”), on the one hand, and the management of the Company, on the other hand. At the Effective Time, the fair market value of the Buyer Shares and cash received by each Company shareholder will be approximately equal to the fair market value of Company Common Stock surrendered in the Merger.

(c)            At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub or the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares)] shall be converted into the right to receive [merger consideration applicable to each share of company common stock] (the "Merger Consideration"). All of such shares of Buyer Shares shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to the ownership thereof. All shares of Company Common Stock converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration.

(d)            The Merger will be consummated in compliance with the material terms of the Agreement. The Agreement represents the entire understanding of Buyer with respect to the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Agreement.

(e)            At least 45 percent of the value of the Company shareholders' proprietary interests in the Company will be preserved as proprietary interests in Buyer received in exchange for Company Common Stock. For purposes of this representation 4.09(e), proprietary interests in the Company will not be preserved to the extent that:

(i)             consideration received prior to the Merger, either in a redemption of Company Common Stock or in a distribution with respect to Company Common Stock, is treated as other property or money received in the exchange of Company Common Stock for purposes of Section 356, or would be so treated if the Company shareholder also had received Buyer Shares in exchange for Company Common Stock;

(ii)            Buyer or a person related to Buyer as defined in Treasury Regulation Section 1.368-1(e)(4) (a "Buyer Related Person") acquires Company Common Stock for consideration other than Buyer Shares in connection with the Merger;

(iii)           cash is paid in respect of Dissenting Shares;

(iv)           Buyer Shares received in the Merger in exchange for Company Common Stock is redeemed or otherwise acquired (including by derivative transactions that would have the economic effect of an acquisition) by Buyer or a Buyer Related Person for consideration other than Buyer Shares in connection with the Merger, or

(v)            cash is paid in respect of fractional shares of Buyer Shares.

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(f)            Buyer is not aware of any extraordinary distribution with respect to Company Common Stock that has occurred or is intended, in each case, in connection with the Merger. Neither Buyer, nor a Buyer Related Person, has participated, or will participate, in a purchase, redemption or other acquisition of Company Common Stock made by the Company or a person related to the Company as defined in Treasury Regulation Section 1.368-1(e)(4) (a "Company Related Person"), prior to or in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part. Buyer is not aware of any payment made or to be made by the Company, any Company Related Person or any affiliate of the Company, in connection with the Merger or otherwise as part of a plan of which the Merger is a part, of any amount to, or on behalf of, any Company shareholder in connection with any sale, redemption or other disposition of any Company Common Stock or Buyer Shares. Buyer has no plan or intention to make any distributions or dividends with respect to Buyer Shares after the Merger, other than regular, normal dividends or distributions made to all holders of such stock.

(g)            Any reference to Buyer or the Company in this representation 4.09 includes a reference to any successor or predecessor of such corporation, except that the Company is not treated as a predecessor of Buyer and Buyer is not treated as a successor of the Company. For purposes of this representation 4.09 (g) and representations 4.09 (k) (l) and (m).

(i)             each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner's interest in the partnership; and

(ii)            an acquisition of Buyer Shares or Company Common Stock by a person pursuant to any transaction, agreement, arrangement or other understanding with Buyer, the Company, a Buyer Related Person or a Company Related Person will be treated as made by Buyer, the Company, the Buyer Related Person or the Company Related Person, respectively.

(h)            Following the Merger, the Company will hold (i) at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger and (ii) at least 90 percent of the fair market value of Merger Sub's net assets and at least 70 percent of the fair market value of Merger Sub's gross assets held immediately prior to the Merger. Neither Buyer nor the Company has taken any action or has any plan or intention to take any action, or fail to take any action, that would cause the Company to fail, following the Merger, to hold (i) at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger and (ii) at least 90 percent of the fair market value of Merger Sub's net assets and at least 70 percent of the fair market value of Merger Sub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid (or to be paid) by the Company after the Effective Time to shareholders who receive cash or other property (including amounts paid with respect to Dissenting Shares), the Company assets used (or to be used) to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made (or to be made) by the Company in connection with the Merger will be included as assets of the Company held immediately prior to the Merger.

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(i)             At all times prior to the Merger, Buyer will own all of the stock of Merger Sub, and, immediately following the Merger, Buyer will own all of the stock of the Company. Prior to and at the Effective Time of the Merger, Merger Sub will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Merger Sub, or following the Merger, stock in the Company.

(j)             Merger Sub was formed by Buyer solely for the purpose of engaging in the transactions contemplated by the Agreement, and has not, since its formation, owned any assets, incurred any indebtedness for money borrowed, issued stock or any other equity to any person other than Buyer, or engaged in any trade or business activities or operations.

(k)            Neither Buyer nor the Company has any plan or intention to cause or permit the Company to issue additional shares of its stock after the Effective Time that would result in Buyer losing control (within the meaning of Section 368(c)) of Merger Sub.

(l)             Neither Buyer nor any Buyer Related Person has any plan or intention to redeem or otherwise reacquire (or cause to be redeemed or reacquired) any of the Buyer Shares issued in the Merger. There is no understanding between Buyer or any Buyer Related Person, on the one hand, and the Company or any Company shareholder, on the other hand, that any Company shareholder's ownership of Buyer Shares issued in the Merger would be transitory.

(m)           Buyer has no plan or intention (i) to liquidate the Company; (ii) to merge the Company with or into another corporation or entity (or to convert the Company into a "disregarded" entity within the meaning of Treasury Regulation Section 301.7701-3 or a partnership); (iii) to sell or otherwise dispose of the stock of the Company; or (iv) to permit or cause the Company to sell or otherwise dispose of any of its assets or any of the assets of Merger Sub acquired in the Merger, except for (w) in the case of clause (iv), dispositions made in the ordinary course of business, (x) in the case of clauses (iii) or (iv), a contribution of stock or assets permitted under each of Section 368(a)(2)(C) and Treasury Regulation Sections 1.368-2(f), 1.368- 2(k) and 1.368-1(d)(4) (taking into account Revenue Ruling 2001-24), (y) any liquidation of a wholly owned subsidiary of the Company into the Company or a wholly owned subsidiary of the Company after the Effective Time, or (z) any intercompany loans of cash on hand from operations made by the Company or any of its wholly owned subsidiaries to Buyer or any of its wholly owned subsidiaries after the Effective Time.

(n)            Merger Sub will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities in the Merger.

(o)            Following the Merger, Buyer, or a member of its qualified group of corporations (as defined in Treasury Regulation Section 1.368-1(d)(4)(ii)), will continue the "historic business" of the Company or use a "significant portion" (as those terms are used in Treasury Regulation Section 1.368-1(d)) of the Company's historic business assets in a business. For purposes of this representation, Buyer's "qualified group" means one or more chains of corporations connected through stock ownership with Buyer, but only if Buyer owns directly stock meeting the requirements of Section 368(c) of the Code in at least one other corporation, and stock meeting the requirements of Section 368(c) of the Code in each of the corporations (except Buyer) is owned directly by one of the other corporations. In addition, Buyer will be treated as owning its proportionate share of the Company's business assets used in a business of any partnership and conducting the business of the partnership of which Buyer or members of its qualified group are partners, provided that either members of Buyer's qualified group, in the aggregate, own a "significant interest" or one or more members of the qualified group have "active and substantial management functions" as a partner with respect to that partnership's business (each, within the meaning of Treasury Regulation Section 1.368-1(d)(4)(iii)(B)(2).

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(p)            Buyer, Merger Sub, the Company and the Company shareholders will each pay their respective expenses, if any, incurred in connection with the Merger, and neither Buyer nor Merger Sub has agreed to assume, or will assume, directly or indirectly, any expense or other liability, whether fixed or contingent, of any Company shareholder in connection with or as part of the Merger or any related transaction.

(q)            There is no intercorporate indebtedness existing between Buyer or any of its subsidiaries, on the one hand, and the Company or any of its subsidiaries, on the other hand, that was issued, acquired or will be settled at a discount.

(r)            In the Merger, shares of Company Common Stock representing control (within the meaning of Section 368(c) of the Code) of the Company will be exchanged solely for voting stock of Buyer. Furthermore, no shares of Company Common Stock will be acquired subject to any liabilities. For purposes of this representation, if any stock of the Company is exchanged for cash or other property originating with Buyer, such stock will be treated as outstanding stock of the Company on the date of the Merger.

(s)            None of Buyer, any Buyer Related Person, and any partnership in which Buyer or any Buyer Related Person is a partner, has owned or will own, directly or indirectly, or through any transaction, agreement or arrangement with any person, any Company Common Stock (or any instrument giving the holder the right to acquire Company Common Stock) during the three-year period ending at the Effective Time.

(t)            Neither Buyer nor Merger Sub is an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv).

(u)            At the Effective Time, the fair market value of the assets of the Company transferred to Buyer in the Merger will exceed the sum of the liabilities of the Company to which such assets are subject, if any, plus the liabilities assumed by Buyer in the Merger.

(v)            Neither Buyer nor Merger Sub is under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or a similar proceeding in a federal or state court.

(w)            The payment of cash, if any, in lieu of fractional shares of Buyer Shares represents a mere mechanical rounding off solely for the purpose of avoiding the expense and inconvenience to Buyer of issuing fractional shares and does not represent separately bargained-for consideration. The fractional share interests of each Company shareholder will be aggregated, and no Company shareholder, with the possible exception of shareholders whose holdings are in multiple accounts or with multiple brokers, will receive cash in an amount equal to or greater than the value of one full share of Buyer Shares.

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(x)            None of the compensation received (or to be received) by any shareholder-employee or shareholder-independent contractor of the Company will be separate consideration for, or allocable to, any Company Common Stock held by such shareholder- employee or shareholder-independent contractor; none of the shares of Buyer Shares received by any shareholder-employee or shareholder-independent contractor of the Company, as part of any overall plan of which the Merger is a part, was (or will be) separate consideration for, or allocable to, any employment agreement or services agreement; and the compensation paid (or to be paid) to any shareholder-employee or shareholder-independent contractor of the Company was (or will be) for services actually rendered or to be rendered and was (or will be) commensurate with amounts paid to third parties bargaining at arm's length for similar services.

(y)            The Merger is being undertaken for valid business reasons unrelated to taxes.

(z)            To the best knowledge of Buyer and Merger Sub, the Company has no (and, prior to and at the time of the Merger, will not have any) issued and outstanding stock, other than Company Common Stock.

(aa)          Buyer will not, and will not cause or permit its subsidiaries to, take any position on any Federal, state, or local income or franchise tax return (including any tax return filed on behalf of the Company after the Closing), or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization under Section 368(a)(1) or any representation or statement herein, except to the extent otherwise required pursuant to a decision by the U.S. Tax Court or a judgment, decree, or other order by any court of competent jurisdiction that has become final. In addition, Buyer has no plan or intention to take, or cause or permit its subsidiaries to take, any action that would be reasonably likely to prevent the treatment of the Merger as a reorganization under Section 368(a)(1). Following the Merger, Buyer will comply with the record-keeping and information filing requirements of Treasury Regulations Section 1.368- 3.

4.10         Operation of Buyer and Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has engaged in no other business activities and has incurred no liabilities or obligations other than in connection with its organization and formation, their execution and delivery of this Agreement and the other Transaction Documents and their performance of its obligations hereunder and thereunder or in furtherance of the consummation of the Transactions.

4.11         Board Approvals.

(a)            The board of directors of Buyer, by resolutions duly adopted by written consent or at a meeting duly called and held, has approved the execution and delivery of this Agreement and the consummation of the Transactions.

(b)            The board of directors of Merger Sub has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its stockholder and (ii) approved this Agreement and the Merger.

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4.12         Investment Representation; Investigation. Buyer is acquiring the capital stock of the Surviving Corporation for its own account with the present intention of holding the capital stock of the Surviving Corporation for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Each of Buyer and Merger Sub is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

4.13          No Other Representations or Warranties.

(a)            Except for the representations and warranties contained in this Article IV, neither Buyer, Merger Sub nor any other Person makes any express or implied representation or warranty on behalf of Buyer or Merger Sub.

(b)            Buyer acknowledges that neither the Company nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives except as expressly set forth in Article III, including the Company Disclosure Schedules, and neither the Company, its directors, officers, employees, agents or other representatives, nor any other Person shall be subject to any liability to Buyer or any other Person resulting from the Company’s making available to Buyer or Buyer’s use of such information, or any information, documents or material made available to Buyer in the due diligence materials provided to Buyer, including in that certain datasite administered by Microsoft Sharepoint (the “Dataroom”), other management presentations (formal or informal) or in any other form in connection with the Transactions. Without limiting the foregoing, the Company makes no representation or warranty to Buyer or Merger Sub with respect to any projections, whether or not included in the Dataroom” within the meaning of Regulation D promulgated under the Securities Act.

ARTICLE V

ADDITIONAL AGREEMENTS AND COVENANTS

5.01         Further Assurances. From time to time, as and when requested by any Party and at such party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as reasonably requested to evidence and effectuate the Transactions.

5.02         Affiliate Contracts. The Company will cause the termination, in each case without any continuing liability or other obligation to the applicable counterparty under such contract or arrangement, effective no later than the Effective Time, of the contracts or arrangements set forth on Schedule 5.02.

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5.03         Restrictive Covenants; Non-Disparagement.

(a)            Each Founder hereby acknowledges and agrees that such Founder is familiar with the Company’s Trade Secrets and other Confidential Information, and that the Company would be irreparably damaged if any Founder were to provide services to any Person competing with the Company or engaged in a similar business and that such competition by such Founder would result in a significant loss of goodwill by the Company. Each Founder further acknowledges and agrees that the covenants and agreements set forth in this Section 5.03(a) were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if any Founder breaches the provisions of this Section 5.03(a). Each Founder further acknowledges that its services have been and shall be of special, unique and extraordinary value to the Company, and that such Founder has been substantially responsible for the growth and development of the Company and the creation and preservation of the Company’s goodwill. Therefore, [in further consideration of the Merger Consideration] payable to the Founders hereunder (from which the Founders shall derive substantial direct and indirect benefit), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Founder hereby covenants and agrees as follows:

(i)             From the Closing Date until the third (3rd) anniversary of the Closing Date (the “Restrictive Period”), such Founder shall not (and shall cause each of its Affiliates (other than the Company) not to), directly or indirectly (except through its ownership of Buyer Shares and on behalf of Buyer and the Company) own any interest in, individually or in conjunction with any other Person, manage, control, participate in (whether as an officer, manager, director, employee, partner, agent, representative, consultant, contractor or otherwise), consult with, render services for, acquire, establish or own any financial, beneficial or other interest in, or in any other manner engage or plan on engaging (or assisting any other entity to plan to engage) in any business the Company conducts as of the Closing Date in any country, state, municipality, locale or jurisdiction in which the Company conducts business as of the Closing Date. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit any Founder or its Affiliates from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation that is publicly traded, so long as none of such Persons have any active participation in the business of such corporation.

(ii)            During the Restrictive Period, such Founder shall not and shall not attempt to (and shall cause each of its Affiliates (other than the Company) not to) directly or indirectly through another Person (except for and on behalf of Buyer or the Company), (A) solicit, encourage or induce any employee or independent contractor of the Company to leave the employ or services of such Company, or in any way interfere with the relationship between the Company and any employee or independent contractor thereof, (B) hire or engage any person who was an employee or independent contractor of the Company at any time during the twelve (12) month period immediately prior to the date on which such hiring or engagement would take place, except pursuant to a general solicitation which is not directed specifically to any employee or independent contractor, or (C) call on, solicit or service any client, customer, distributor, supplier, service provider, licensee, licensor, investor or other business relation of the Company in order to solicit, encourage or induce or attempt to induce such Person to cease doing business with the Company, or in any way interfere with the relationship between any such client, customer, distributor, supplier, service provider, licensee, investor or business relation and the Company (including making any negative or disparaging statements or communications regarding the Company or its affiliates or investors, or any of their respective businesses, employees, officers, managers or directors).

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(iii)           Except for and on behalf of Buyer or the Company, such Founder shall not at any time disclose or use any Confidential Information of which such Founder is or becomes aware, whether or not such information was or is developed by him, except to the extent that such disclosure or use is directly related to and required by its performance of duties assigned to him by the Company. Each Founder shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The foregoing shall not, however, prohibit disclosure by any Founder of Confidential Information that (i) becomes generally available to the public (other than as a result of a breach by such Founder of this Agreement or (ii) is required to be disclosed pursuant to any applicable Law or court order. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

Except for the activities permitted under Section 5.03(a)(i), no Founder may take any action or inaction the result of which would be to divert revenue or contract rights represented in the Financial Statements from the Company or Buyer, including, but not limited to, seeking to produce insurance business under Contracts held in the name of such Founder for the benefit of anyone other than Buyer or Companies.

No Founder shall (a) make, or cause to be made, any statement, observation, opinion or other communication, or (b) communicate any information (whether oral or written), in each case with the intent to, or that is false and that is reasonably likely to, impugn or attack the reputation or character of Buyer, the Company or any of its Affiliates, or their respective former, present or future directors, officers, employees, equityholders or other representatives. Nothing in this Agreement shall prevent the Founders from (i) disclosing or discussing discrimination (including harassment occurring between employees or between an employer and an employee) in the workplace, at work-related events coordinated by or through the Company, or off the employment premises, (ii) opposing, disclosing, reporting, or participating in an investigation of sexual harassment, or (iii) speaking with law enforcement, the Equal Employment Opportunity Commission, the state division of human rights, a local commission on human rights or an attorney retained by any Founder.

(b)            If, at the time of enforcement of the covenants contained in Section 5.03(a) (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Each Founder has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company’s business and the substantial investment in the Company made by Buyer hereunder and the nature of the Company’s business is such that it is not conducted with respect to geographical boundaries. Each Founder further acknowledges and agrees that the Restrictive Covenants are being entered into by him in connection with the direct or indirect sale by him of the goodwill of the Company’s business pursuant to this Agreement and not directly or indirectly in connection with its employment or other relationship with the Company.

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(c)            In the event of any breach or violation by any Founder of any of the Restrictive Covenants, the time period of such covenant for such Founder who breached the Restrictive Covenant (and for no other Founder) shall be tolled until such breach or violation is resolved; and the Company and Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to such Parties at Law or in equity:

(i)             The right and remedy to have the applicable Restrictive Covenant specifically enforced, including by specific performance or injunctive or other relief (without posting a bond or other security), by any court of competent jurisdiction, subject to and in accordance with the provisions of Article VIII, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and Buyer and that money damages would not provide an adequate remedy to the Company and Buyer; and

(ii)            The right and remedy to require such Founder to account for and pay over to the Company (or, at the election of Buyer, to Buyer) any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.

(d)            Neither Buyer nor any Founder shall (i) make, or cause to be made, any statement, observation, opinion or other communication or (ii) communicate any information (whether oral or written), in each case with the intent to, or that is false and that is reasonably likely to, impugn or attack the reputation or character of, in the case of a statement, observation, opinion or other communication by a Founder, Buyer, the Company or any of their respective Affiliates or former, present or future directors, officers, employees, equityholders or other representatives, or, in the case of a statement, observation, opinion or other communication by Buyer, a Founder; provided that nothing set forth in this Section 5.03(d) shall prevent a Founder from (i) disclosing or discussing discrimination (including harassment occurring between employees or between an employer and an employee) in the workplace, at work-related events coordinated by or through the Company, or off the employment premises, (ii) opposing, disclosing, reporting or participating in an investigation of sexual harassment or (iii) speaking with law enforcement, the Equal Employment Opportunity Commission, the state division of human rights, a local commission on human rights or an attorney retained by any Founder.

5.04          Director and Officer Liability Insurance.

(a)            At the Closing, the Surviving Corporation will (the cost and fees of which will be borne 100% by the Stockholders) obtain, maintain and fully pay for irrevocable “tail” insurance policies naming each present (as of immediately prior to the Effective Time) and former officer or director of the Company (the “Indemnified Persons”) as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policy with respect to matters existing or occurring at or before the Closing Date; provided that, in the event that any claim is brought under any such policy before the sixth (6th) anniversary of the Closing Date, such insurance policies will be maintained until final disposition thereof. The Surviving Corporation will not cancel or change such insurance policies in any respect and will maintain such policies in full force and effect.

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(b)            In the event that the Surviving Corporation or any of its successors or assigns of (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties, rights or assets to any Person, then, in each case, the successors and assigns of such Persons or properties, rights or assets, as the case may be, must expressly assume in writing and be bound by the obligations set forth in this Section 5.04 as a condition of succession of assignment.

ARTICLE VI

INDEMNIFICATION

6.01         Survival.

(a)            All of the representations, warranties, covenants and agreements set forth in this Agreement or in any certificate, instrument or other document delivered by any Party to another Party in connection with this Agreement shall survive the Closing and the consummation of the Transactions (regardless of any investigation by or on behalf of the damaged Party or the acceptance of any certificate not deemed to be a Schedule hereto) and shall continue in full force and effect until the Applicable Limitations Date. For purposes of this Agreement, each statement or other item of information set forth in the applicable Disclosure Schedules shall be deemed to be a part of and a disclosure of exceptions to the representation and warranty to which it relates and shall be deemed to be a disclosure of exceptions for all other sections of the Disclosure Schedules to the extent reasonably apparent on its face.

(b)            Notwithstanding the foregoing or anything to the contrary expressed or implied herein, no Party shall be entitled to recover for any Loss arising from or relating to a breach of representations and warranties set forth in Article III or Article IV unless written notice thereof is delivered to the Representative in the case of a Loss by a Buyer Indemnified Party or to Buyer in the case of a Loss by a Stockholder Indemnified Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall be the date that is 18 months after the Closing Date; provided that the Applicable Limitation Date with respect to the Losses resulting from or related to a breach of a Company Fundamental Representation or a Buyer Fundamental Representation (either of such, as the context may imply, a “Fundamental Representation”) shall be thirty (30) days following the expiration of the statute of limitations with respect to the underlying liabilities at issue applicable thereto. For purposes hereof, the term “Company Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Qualification, Organization, Subsidiaries, etc.), Section Error! Reference source not found. (Capital Stock), Section Error! Reference source not found. (Corporate Authority Relative to This Agreement; No Violation), Section 3.06 (Legal Compliance), 3.10 (Tax Matters) and Section 3.15 (Finders or Brokers); and the term “Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Qualification, Organization, Subsidiaries, etc.), Section 4.02 (Corporate Authority Relative to This Agreement; No Violation), Section 4.04 (Capitalization of Buyer) and Section 4.07 (Finders or Brokers).

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(c)            Notwithstanding anything to the contrary expressed or implied in this Section 6.01, in the event that any beach of any representation or warranty of the Company or Buyer results from or constitutes Fraud or a willful breach, criminal activity, or willful misconduct, such representation or warranty shall survive the Closing and the consummation of the Transaction (regardless of any investigation by or on behalf of the damaged Party or the acceptance of any certificate) and shall continue in full force and effect until the expiration of the statute of limitations under applicable Law.

(d)            The covenants of the Parties set forth in this Agreement shall survive the Closing until terminated or performed in accordance with their terms.

6.02         Indemnification.

(a)            The Stockholders shall, jointly and severally on a pro rata basis amongst the Stockholders, indemnify and hold harmless Buyer and its officers, directors, equityholders, partners, employees, agents, representatives, successors and assigns and Affiliates (collectively, the “Buyer Indemnified Parties”), against any Losses actually suffered or sustained as the result of:

(i)             The breach of any representation or warranty made by the Company in Article III (as modified by the Company Disclosure Schedules) or any other Transaction Document (a “Company Warranty Breach”);

(ii)            The breach of any covenant or agreement to be performed by the Company;

(iii)           Pre-Closing Taxes; or

(iv)           Any Indebtedness of the Company arising from the operation of the Company prior to Closing and any Transaction Expenses, in each case, to the extent not accounted for in the Closing Statement.

(b)            Buyer shall indemnify and hold harmless the Stockholders and their respective equityholders, partners, agents, representatives, successors and assigns and Affiliates (collectively, the “Stockholder Indemnified Parties”) against any Losses actually suffered or sustained by them as the result of:

(i)             The breach of any representation and warranty made by Buyer or Merger Sub in Article  IV (as modified by the Buyer Disclosure Schedules) or any other Transaction Document (a “Buyer Warranty Breach); or

(ii)            The breach of any covenant or agreement to be performed by Buyer or Merger Sub (or any of their respective Affiliates, including, after the Closing, the Company).

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6.03         Limitations; Other Agreements. Notwithstanding anything to the contrary expressed or implied in this Article VI:

(a)            Neither Buyer nor the Stockholders (collectively) (each, an “Indemnifying Party”) shall be responsible for any Loss incurred by any Stockholder Indemnified Party or Buyer Indemnified Party, respectively (as such, each, an “Indemnified Party”) as a result of a Buyer Warranty Breach or a Company Warranty Breach:

(i)            Until the aggregate amount of Losses incurred by the Stockholder Indemnified Parties or the Buyer Indemnified Parties, as the case may be, as a result of a Buyer Warranty Breach or a Company Warranty Breach, exceeds [One Hundred and Twenty Five Thousand] Dollars ($[125,000]) (the “Deductible”), after which the applicable Indemnifying Party shall, subject to any other limitations set forth in this Article VI, be liable to the applicable Indemnified Party for all Losses resulting therefrom in excess of the Deductible; or

(ii)            In an aggregate amount in excess of [Two Million Four Hundred and Seventy Five Thousand] Dollars ($[2,475,000]) (the “Cap”);

provided that neither the Deductible nor the Cap shall apply to breaches of Fundamental Representations or in the event of Fraud.

(b)            For purposes of this Article VI, in calculating the amount of any Loss with respect to any Company Warranty Breach or Buyer Warranty Breach, all qualifications in such representation or warranty referencing the terms “material”, “materiality”, “Material Adverse Effect” or other terms of similar import or effect shall be disregarded.

(c)            Except in the case of Fraud, in no event shall any Stockholder or Buyer be liable for any amount of Losses (including for breaches of any Company Fundamental Representation or covenant) in excess of the cash value of the Stock Consideration issued to such Stockholder.

(d)            Each Indemnified Party shall us commercially reasonable efforts to mitigate or otherwise reduce it Losses.

(e)            For purposes of determining the amount of any indemnification obligation to any Indemnified Party for Losses, appropriate reductions shall be made to reflect (i) the recovery pursuant to any insurance policy actually received by such Indemnified Party in respect of such Losses, and (ii) a reduction for any Net Tax Benefit actually recognized in the taxable year the Loss occurred or the next succeeding taxable year as a result of such Losses, in each case of clauses (i), and (ii), net of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and increase in premiums) incurred by the Indemnified Party in connection with such recoveries; provided, however than in no event shall any Indemnified Party be required to seek such recovery or other amounts. Each Indemnified Party and its, his or her Affiliates shall use commercially reasonable efforts to seek Net Tax Benefits in the earliest taxable period. If an indemnification payment pursuant to this Article VI is received by any Indemnified Party, and such Indemnified Party later receives Net Tax Benefits proceeds of an insurance policy or such third party payments, in each case, as described in the foregoing provisions of this Section 6.03(e), in respect of such Losses, such Indemnified Party shall promptly notify the Indemnifying Party, and promptly, but in any event no later than ten (10) Business Days after receipt of such Net Tax Benefits or proceeds, such Indemnified Party shall pay to such Indemnifying Party an amount equal to the lesser of (A) Net Tax Benefits, any such insurance proceeds or such third party payments, net of such recovery costs, and (B) the actual amount of the indemnification payments previously paid with respect to such Losses. The Parties hereto shall cooperate in good faith in providing each other the information necessary to make and verify the determinations and calculations of Loss and the reductions set forth in the foregoing provisions of this Section 6.03(e).

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(f)            In addition to the other limitations contained in this Agreement, Stockholders’ obligation to indemnify (or pay) any Taxes (or related Losses) shall be limited as follows: (a) Stockholders shall have no obligation to pay or indemnify for any Taxes (or related Losses) (1) except for breach of the representation in Section 3.11(c), for any taxable period (or portion thereof) beginning after the Closing Date, or (2) for Taxes (or related Losses) that were imposed as a result of any transaction, action or event that occurs on the Closing Date and after the Closing and that is outside of the ordinary course of business of the Company.

(g)            Any indemnification to which a Buyer Indemnified Party is entitled under this Agreement as a result of a Company Warranty Breach shall be satisfied by recouping all or any portion of the applicable Loss by automatically forfeiting each Stockholder’s (or any of its transferees) Buyer Shares on a pro rata basis (or any amounts otherwise distributable in respect thereof at any time) based on a value of $6.62 per share, in all events subject to the Reorganization Adjustment..

(h)            For U.S. federal, state and local income Tax purposes, except as otherwise required by Law, the Parties agree to treat all indemnification payments made pursuant to this Article VI as adjustments to the Closing Stock Consideration.

6.04         Claims; Procedures.

(a)            Any Indemnified Party making a claim for indemnification under this Article VI must give the Indemnifying Party written notice of such claim describing such claim and the nature and amount of the Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”), within forty-five (45) days after the Indemnified Party receives notice from a third party with respect to any matter which may give rise to a claim for indemnification against the Indemnifying Party (a “Third Party Claim”) or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Article VI except to the extent the Indemnifying Party is materially prejudiced as a result thereof.

(b)            Within thirty (30) days after receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party may assume the defense of such matter; provided that (i) the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party, (ii) the Indemnified Party may participate in the defense of such claim, at its own expense, with co-counsel of its choice and reasonably acceptable to the Indemnifying Party to the extent that the Indemnified Party believes in its reasonable discretion that such matter shall affect its ongoing business and (iii) the Indemnifying Party may not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter which (A) includes damages other than monetary damages or (B) does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability and obligations with respect thereto.

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(c)            If, within such thirty (30) day period, the Indemnifying Party does not assume the defense of such matter, the Indemnified Party may defend against the matter in any manner that it reasonably deems appropriate and may consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter with the consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. The Indemnified Party shall cooperate with the Indemnifying Party in all matters arising under this Article VI. Notwithstanding any other provision of this Agreement, any costs and expenses relating to the investigation, settlement and defense, including court costs and attorneys’ fees, incurred or suffered by the Indemnified Party in connection with the defense of any Third Party Claim alleging matters that would constitute a breach or inaccuracy of a representation or any other indemnifiable matter specified in Section 6.02(a) or Section 6.02(b), whether or not it is ultimately determined that there was such a breach or inaccuracy or indemnifiable matter, will constitute Losses subject to indemnification under Section 6.02(a) or Section 6.02(b), it being understood that such indemnifiable Losses will be subject to the same limitations that correspond to the applicable representation or indemnifiable matter to which the allegations in the Third Party Claim relate and the limitations set forth under Section 6.03.

(d)            The Indemnified Party shall cooperate with the Indemnifying Party in all matters arising under this Section 6.04. Notwithstanding anything to the contrary expressed or implied in this Agreement, the procedures relating to any Tax Contest shall be governed by Section 7.07.

ARTICLE VII

TAX MATTERS

7.01         Tax Returns. The Representative shall prepare and file or cause to be prepared and filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. All such Tax Returns will be prepared and filed in a manner consistent with past practice of the Companies unless otherwise expressly required pursuant to this Agreement or by an intervening change in Law. The Representative will submit such Tax Returns to Buyer for review and comment at least thirty (30) days prior to the due date for filing such Tax Returns (after giving effect to any valid extensions), provided that, any such Tax Return that is required to be filed contemporaneously with, or promptly after, the close of a Tax period, shall be provided to the Buyer for review and comment as soon as reasonably practicable. The Representative shall consider in good faith all reasonable comments received from Buyer and within a reasonable period after such Tax Returns are submitted to Buyer and prior to filing. Buyer will prepare and file (or cause to be prepared and filed) in a timely manner (after giving effect to any valid extensions) all Tax Returns required to be filed by the Company, after giving effect to any valid extensions of the due date for filing any such Tax Returns, for any Straddle Period. Such Tax Returns will be prepared and filed in a manner consistent with past practice of the Company unless otherwise expressly required pursuant to this Agreement or by an intervening change in Law. Buyer will submit such Tax Returns to the Representative for review and approval at least thirty (30) days prior to the due date (after giving effect to any valid extensions), which approval shall not be unreasonably withheld, conditioned, or delayed. After the Closing, Buyer shall not, and shall cause its Affiliates (including the Company) not to, (1) amend any Tax Returns of the Company for a Pre-Closing Tax Period, (2) file Tax Returns of the Company for a taxable period ending on or prior to the Closing Date or for any Straddle Period in a manner inconsistent with past practice of the Company or in a jurisdiction where the Company has not historically filed Tax Returns, (3) make, change or revoke any Tax election with respect to, or that has a retroactive effect to, a Pre-Closing Tax Period, (4) initiate discussions or examinations with Tax authorities or other Governmental Bodies regarding Taxes of the Company with respect to any Pre-Closing Tax Period or make any voluntary disclosures with Governmental Bodies with respect to Taxes for Pre-Closing Tax Periods, (5) compromise, settle or otherwise resolve any Tax liability of the Company with respect to a Pre-Closing Tax Period of the Company, (6) agree to any waiver or extension of the statute of limitations relating to any Tax Return of the Company for any Pre-Closing Tax Period, (7) change any accounting method or adopt any convention that shifts taxable income of the Company from a taxable period (or portion thereof) beginning after the Closing Date to a Pre-Closing Tax Period or shifts deductions or losses of the Company from a Pre-Closing Tax Period to a period (or portion thereof) beginning after the Closing Date, or (8) take any action on the Closing Date after the Closing other than in the ordinary course of business of the Company or as expressly contemplated herein, in each case of clauses (1) through (8), without the prior written consent of the Representative (such consent not to be unreasonably withheld, conditioned or delayed).

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7.02         Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes (other than real property, personal property, ad valorem, or similar Taxes) for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Any estimated Tax payments that have been made prior to the Closing with respect to a Straddle Period shall be a credit against the portion of such Taxes that are attributable to the portion of the Straddle Period ending on the Closing Date.

7.03         Refunds. Subject to the Reorganization Adjustment, the Buyer shall pay or cause to be paid to the Stockholders in immediately available funds using wire transfer instructions as designated in writing by the Stockholders, all refunds of the Taxes of any of the Companies (or credit received in lieu of any such refund) plus any interest received with respect thereto from the applicable Tax authorities for any Pre-Closing Tax Period (including refunds arising from amended Tax Returns filed after the Closing), within ten (10) days of receipt thereof by the Buyer or any of its Affiliates. Any refunds or credits of Taxes of the Company for any Straddle Period shall be apportioned between the parties hereto in the same manner as the liability for such Taxes is apportioned pursuant to Section 7.02.

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7.04         Stub Period. The Parties intend that the Surviving Corporation will be included in Buyer’s consolidated federal income tax group upon the consummation of the Merger and, as a result, the Tax year of the Company will end for federal income tax purposes on the Closing Date, and the Parties agree to prepare and file all Tax Returns in a manner consistent with such intention. The Parties agree that the federal income Tax Return of the Company for such Tax year shall be prepared in accordance with Treasury Regulation section 1.1502-76(b)(1)(ii) and that all items of loss and expense deductions resulting from or attributable to the Transaction Expenses are properly allocable to the Tax period ending on the Closing Date and shall be included as deductions on the income Tax Return of the Company for such tax period. In the event that the calculation of income Tax for a taxable period of the Company ending on the Closing Date results in a net loss (taking into account the deductions for the Transaction Expenses), then the Company shall, if possible, carry back the net loss to prior periods in order to generate a Tax refund for the benefit of the Stockholders. To the extent any such net loss (or a portion thereof) generates a Tax refund attributable to the pre-Closing portion of any Straddle Period (determined in accordance with Section 7.02), Sellers shall be entitled to the benefit of any such Tax refund.

7.05          For the avoidance of doubt, the Parties agree that none of the Parties (or their respective Affiliates) shall make a ratable allocation election under Treasury Regulation Section 1.1502-76(b)(2) or any analogous provision of applicable state, local or foreign Law.

7.06         Cooperation. Buyer and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other Party (and at the requesting Party’s sole expense), in connection with the filing of any Tax Returns of the Company or with any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Without limiting the foregoing, Buyer will retain, and cause the Company to retain, for a period through the earlier of the expiration of the relevant statute of limitations of the relevant Tax periods, if any, or the seventh year anniversary of the Closing Date (or such longer period as is required under applicable Law), and neither dispose of nor destroy without first providing the Representative at least thirty (30) days’ advance written notice offering to turn possession thereof over to the Representative, all Tax Returns and other Tax books and records of the Company, and in addition provide the Representative (including its legal counsel and accountants) on a confidential basis and upon reasonable advance notice with reasonable access (including the right to make copies) to all such books and records relating to Pre-Closing Tax Periods including for purposes of (i) the preparation and filing of any Tax Return, (ii) the preparation for and prosecution or defense of any Tax audits or other examinations or proceedings, and (iii) determining any liability for Taxes of or with respect to the Company with respect to any Pre-Closing Tax Period.

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7.07         Tax Contests. If any Governmental Body issues to Buyer or any of its Affiliates (including, after the Closing, the Company) (i) a notice of its intent to audit, examine, or conduct a proceeding with respect to Taxes or Tax Returns of the Company with respect to any Pre-Closing Tax Period or Straddle Period or (ii) a notice of deficiency, a notice of its intent to assess a deficiency, or a notice of proposed adjustment concerning Taxes or Tax Returns of the Company for any Pre-Closing Tax Period (the items set forth in clauses (i) and (ii), each a “Tax Claim”), Buyer shall promptly notify the Representative in writing within ten (10) business days of the receipt by any such Person of such communication; provided that the failure or delay to notify the Representative of a Tax Claim will not relieve the Stockholders of any liability that they may have to Buyer under this Agreement, except to the extent that Stockholders are materially prejudiced by Buyer’s failure or delay to give such notice. The Representative shall have the authority, at its sole cost and expense and with counsel of its choice, to control, defend, settle, and resolve any proceeding related to a Tax Claim (a “Tax Contest”) that is with respect to a Pre-Closing Tax Period, so long as the Representative provides written notice to Buyer of its intent to control such Tax Contest within thirty (30) days after receiving written notice from Buyer in accordance with the foregoing provisions of this Section 7.07 (the “30 Day Notice”), except that Buyer shall have the authority, at its sole cost and expense, to control, defend, settle, and resolve any Tax Contest relating to any Straddle Period of the Company, and any Tax Contest relating to any Pre-Closing Tax Period (other than a Straddle Period) with respect to which Representative has not provided the 30 Day Notice in accordance with foregoing provisions of this Section 7.07. Each of Buyer and the Representative shall have the right to participate in a Tax Contest or Tax Claim being controlled and defended against by the other at its sole expense. Notwithstanding anything to the contrary herein, the Representative or the Buyer, as the case may be, shall not be entitled to settle or otherwise resolve, either administratively or after the commencement of litigation, any Tax Contest or Tax Claim without the prior written consent of Buyer or Representative, respectively, which consent will not be unreasonably withheld, conditioned, or delayed.

7.08         Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees and recording charges, incurred in connection with consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne 50% by the Stockholders on a pro rata basis and 50% by the Buyer. The party primarily responsible under applicable Tax law shall be responsible for the preparation and filing of Tax Returns (including any documentation) with respect to such Taxes and the other party shall cooperate in the preparation and filing of such Tax Returns.

7.09         Tax Sharing Agreements. All Tax allocation, sharing, indemnification or similar contracts or arrangements or any other contract or arrangement providing for payments in respect of Taxes or Tax benefits (excluding, in each case, agreements entered into in the ordinary course of business and the primary purpose of which is not related to Taxes) with respect to or involving the Company shall be terminated as of the Closing Date, and the Company shall not have any further rights or liabilities thereunder. Any power of attorney with respect to Taxes or Tax Returns of the Company will be terminated as of the Closing Date.

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7.10         Tax Treatment. For U.S. federal and applicable state income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and the regulations promulgated thereunder, and that this Agreement will constitute a “plan of reorganization” within the meaning of Section 368(b) of the Code (the “Intended Tax Treatment”). Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment. Notwithstanding anything to the contrary in this Agreement, (i) any Buyer Shares that would otherwise be delivered to the Stockholders or any cash that would otherwise be payable by the Stockholders to any of the Buyer Indemnified Parties in each case shall be upwardly adjusted by the Reorganization Adjustment Amount, and (ii) any amounts that would otherwise be payable under this Agreement in cash or other property (other than Buyer Shares) to or for the benefit of the Stockholders or any Buyer Shares that would otherwise be returned or forfeited by the Stockholders in each case shall be downwardly adjusted by the Reorganization Adjustment Amount (the “Reorganization Adjustment”). The “Reorganization Adjustment Amount” means at any relevant time the amount by which the Representative reasonably determines that the amounts payable in cash or other property (other than Buyer Shares) to or for the benefit of the Stockholders or the Buyer Shares to be returned or forfeited by the Stockholders in each case are required to be downwardly adjusted in order to ensure that the Merger qualifies for the Intended Tax Treatment, including as a result of meeting the “continuity of interest” requirement within the meaning of Treasury Regulations section 1.368-1(e) and the requirement that the Buyer Shares issued to the Stockholders under this Agreement at all times constitute at least eighty percent (80%) of the aggregate consideration paid for the Common Stock as determined for purposes of Code Section 368(a)(2)(E) and applicable Treasury Regulations relating thereto. For the avoidance of doubt, the Parties agree that for purposes of determining the Reorganization Adjustment Amount, all Buyer Shares that are issued to the Shareholders after the Closing Date shall be deemed to have a per share value equal to the lower of (i) $6.62 per share or (ii) the fair market value of such Buyer Shares on the date of issuance of such Buyer Shares to the Stockholders

ARTICLE VIII

MISCELLANEOUS

8.01         Press Releases and Communications. No press release or public announcement related to this Agreement or the Transactions (including any press release or other public announcement disclosing the transaction consideration (or any other amounts related thereto)) will be issued or made by any Party to this Agreement or any of its Affiliates or Advisors without the approval of Buyer.

8.02         Expenses. Except as expressly provided herein, all fees, costs and expenses incurred in connection with this Agreement and the consummation of the Transactions will, subject to Section 8.15, be paid by the party incurring or required to incur such expenses.

8.03         Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile device or by electronic mail, (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party:

If to Buyer, Merger Sub or the Surviving Corporation (following the Effective Time):

Sugarfina Corporation
[Merger Sub]
5275 W. Diablo Dr., Suite A1-101, Las Vegas, NV, 89118

Attention:	Scott LaPorta and Fiona Revic
Email:	Scott.Laporta@sugarfina.com; Fiona.Revic@sugarfina.com

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If to the Company (prior to the Effective Time) or the Representative:

Artisanal Expressions, Inc.
14932 S Figueroa St., Gardena, CA 90248

Attention:	Mark Wain
Email:	mark@caffeluxxe.com

with copies (which shall not constitute notice) to:

Mark Wain
14932 S Figueroa St., Gardena, CA 90248

Attention:	Mark Wain
Email:	mark@caffeluxxe.com

and

Loeb & Loeb LLP

321 N. Clark Street

Chicago, Illinois 60654

Attention:	Doug Masters
Email:	dmasters@loeb.com

Notices to the Representative:

Mark Wain

14932 S Figueroa St., Gardena, CA 90248

Attention:	Mark Wain
Email:	mark@caffeluxxe.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

321 N. Clark Street

Chicago, Illinois 60654

Attention:	Doug Masters
Email:	dmasters@loeb.com

8.04         Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of Buyer, the Surviving Corporation and the Representative; provided, that Buyer may assign this Agreement to any of its Subsidiaries, but no such assignment shall relieve Buyer of its obligations under this Agreement.

8.05         Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by Buyer, the Company, the Representative and each Founder. Any waiver of any provision of this Agreement will be effective against Buyer, the Company, the Representative or each Founder only as set forth in a writing executed by such Person. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

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8.06         Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.07         Non-Recourse. This Agreement may only be enforced against, and any action, suit, claim, investigation or proceeding based upon, arising out of or related to this Agreement or the Transactions may only be brought against, the Parties and then only with respect to the specific obligations set forth herein with respect to such named Party. Notwithstanding anything in this Agreement to the contrary, no past, present or future shareholder, incorporator, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of or to any Party or any of its successors or assigns or any shareholder, incorporator, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any of the foregoing (each, other than the Company, Buyer, Merger Sub, the Representative and each Founder, a “Non-Recourse Party”) will have any liability or obligation (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the Parties or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement or the Transactions. Without limiting the foregoing, no claim will be brought or maintained by any Party or any of its Affiliates or any of their respective successors or permitted assigns against, and no such Person shall seek to recover monetary damages from any Non-Recourse Party, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

8.08         Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.09         Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

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8.10         Disclosure Schedules. The Company Disclosure Schedules and the Buyer Disclosure Schedules (collectively, the “Disclosure Schedules”) have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided that each section of the applicable Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of such Disclosure Schedules to the extent the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Disclosure Schedules will be deemed to broaden in any way the scope of the parties’ representations and warranties except to the extent expressly provided in this Agreement. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Disclosure Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item. The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any Person of any matter whatsoever, including any violation of Law or breach of contract.

8.11         Complete Agreement.

(a)            This Agreement and any other agreements expressly referred to herein or therein (collectively, the “Transaction Documents”) contain the entire agreement of the Parties regarding the subject matter of this Agreement and the Transactions and supersede all prior agreements among the parties respecting the sale and purchase of the Company. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the executed version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the parties.

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(b)            The Parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated by this Agreement, this Agreement will govern and control.

8.12         Specific Performance. The Parties agree that irreparable damage, for which monetary relief even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Company nor Buyer would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.12 will not be required to provide any bond or other security in connection with any such Order. The remedies available to the Parties pursuant to this Section 8.12 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit the parties from seeking the payment of any liabilities, losses, damages, costs or expenses related to the other party’s of this Agreement.

8.13         Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any action, suit, claim, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions brought by any other party or its successors or assigns will be brought and determined only in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action, suit, claim, investigation or proceeding arising out of or relating to this Agreement and the Transactions. Each of the parties agrees not to commence any action, suit, claim or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein, and no party will file a motion to dismiss any action filed in a state or federal court in the State of Delaware, on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. Each party hereby irrevocably consents to the service of any and all process in any such action, suit, claim or proceeding by delivery of such process in the manner provided in Section 8.13 and agrees not to assert (by way of motion, as a defense or otherwise) in any action, suit, claim or proceeding any claim that service of process made in accordance with Section 8.03 does not constitute good and valid service of process.

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8.14         Governing Law; Waiver of Jury Trial.

(a)            This Agreement, and any action, suit, claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regard to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

(b)            EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS (INCLUDING WITH RESPECT TO THE FINANCING SOURCES) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, CLAIM, INVESTIGATION, OR PROCEEDING BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS (INCLUDING WITH RESPECT TO THE FINANCING SOURCES), WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH PARTY HERETO (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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8.15         Representative.

(a)            Subject to the terms and conditions of this Section 8.15, each Stockholder hereby designates Wain as the Representative to act on behalf of the Stockholders for certain limited purposes, as specified herein. Approval of this Agreement by the Stockholders holding a majority of the outstanding Common Stock will, to the maximum extent permitted under applicable Law, constitute knowing and irrevocable ratification and approval of such designation by the Stockholders, and authorization of the Representative to serve in such capacity (including the exclusive power to negotiate and settle any and all disputes with Buyer and Merger Sub under this Agreement), and will also constitute a reaffirmation, approval, consent to and acceptance and adoption of and an agreement to comply with and perform, all of the acknowledgments, waivers, releases, covenants and agreements made by the Representative on behalf of the Stockholders in this Agreement and the other Transaction Documents, in each case, whether entered into or taken before, on or after the date of such approval. The Representative may resign at any time and may be removed only by the vote of Persons that collectively owned more than 50% of the Common Stock as of immediately prior to the Effective Time (other than (i) shares of Common Stock cancelled pursuant to Section 1.04(c) and (ii) Dissenting Shares) (such Persons, the “Majority Holders”). The designation of the Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence with respect to the resignation or removal of the Representative, such designation is irrevocable and will not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Stockholders. In the event that the Representative has resigned or been removed in accordance with this Section 8.15(a), a new Representative will be appointed by the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Representative. Written notice of any such resignation, removal, or appointment of a Representative will be delivered by the Representative to Buyer promptly after such action is taken. Buyer shall be entitled to rely upon the authority of the Representative to act as the agent of the Stockholders. Any payment by Buyer to the Representative under this Agreement shall be considered a payment by Buyer to the Stockholders and Buyer shall have no liability for any claim by any Stockholder that it did not receive the proper portion of such payment that such Stockholder was entitled to under this Agreement or otherwise.

(b)            The Representative will have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and any other Transaction Document; provided, however, that the Representative will have no obligation to act on behalf of the Stockholders. The Company, the Surviving Corporation, Buyer and Merger Sub, will be entitled to rely on the actions taken by the Representative without independent inquiry into the capacity of the Representative to so act. All actions, notices, communications and determinations by the Representative will conclusively be deemed to have been authorized by, and will be binding upon, the Stockholders; provided that nothing herein shall permit the Representative to allocate or distribute or direct the allocation or distribution of any amount received in connection with this Agreement on behalf of the Stockholders other than in accordance with the terms of this Agreement and the terms of the securities held by the Stockholders immediately prior to the Effective Time. Neither the Representative, nor any of its Advisors will have any liability to Buyer, Merger Sub, the Company, the Surviving Corporation, the Stockholders or any of their respective Affiliates, or any Person acting on behalf of the foregoing, with respect to actions taken, or omitted to be taken, by the Representative in such capacity (or its officers, directors, employees, partners (general or limited), members, managers, or Advisors in connection therewith); provided that nothing herein shall relieve the Representative from its own gross negligence or willful misconduct. The Representative will be entitled to engage such Advisors as it deems necessary in connection with exercising its powers and performing its functions hereunder and (in the absence of bad faith on the part of the Representative) will be entitled to conclusively rely on the opinions and advice of such Persons in all matters.

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(c)            The Representative will be entitled to full reimbursement for all reasonable expenses, disbursements and advances (including fees and disbursements of its Advisors) incurred by or on behalf of the Representative in such capacity and to full indemnification against any Losses arising out of actions taken or omitted to be taken in its capacity as the Representative, including the costs and expenses of investigation, defense, settlement or adjudication of any Action by the Stockholders (including from funds paid to the Representative under this Agreement or otherwise received by it in its capacity as the Representative or funds to be distributed to the Stockholders under this Agreement at its direction, pursuant to or in connection with this Agreement) and all payments required to be made under Article I are expressly subject to this Section 8.15(c). Each Stockholder will be responsible for its pro rata portion of any amount owed to the Representative in accordance with this Section 8.15(c) based upon the pro rata portion of the Aggregate Fully-Diluted Common Shares held by such Stockholder immediately prior to the Closing. Notwithstanding anything to the contrary herein, the Representative shall not be entitled to any fees or other compensation in connection with serving as Representative hereunder. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Representative or any Stockholder for any purpose of U.S. federal or state Law, including federal, state or foreign income Tax purposes. Neither the Representative nor any of its Affiliates owes any fiduciary or other duty to any Stockholder.

(d)            Each Buyer Party (on its own behalf, and on behalf of the Buyer Group), and the Company acknowledge that the Representative is party to this Agreement solely for purposes of serving as the “Representative” hereunder, and no action, suit, claim, investigation, or proceeding will be brought by, or on behalf of, any Buyer Party or the Buyer Group (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) against the Representative in its capacity as the Representative with respect to this Agreement or the Transactions, or any statement, certificate, instruction, opinion, instrument or other documents delivered hereunder (with it being understood that any covenant or agreement of or by the “parties” or “each of the parties” will not be deemed to require performance by, or be an agreement of, the Representative unless performance by the Representative is expressly provided for in such covenant or the Representative expressly so agrees in writing).

8.16         No Right of Set-Off. Each Buyer Party, on its own behalf and on behalf of the Buyer Group, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment or similar rights that any member of the Buyer Group has or may have with respect to the payment of the Merger Consideration any other payments to be made by Buyer pursuant to this Agreement or any other document or instrument delivered by Buyer in connection herewith.

8.17         Counterparts. This Agreement, and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a facsimile machine, .pdf or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party will re-execute original forms thereof and deliver them to all other Parties. No Party will raise the use of a facsimile machine, .pdf or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine, .pdf or other electronic transmission as a defense to the formation of a contract and each Party forever waives any such defense.

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ARTICLE IX

DEFINITIONS; INTERPRETATION

9.01         Certain Definitions. For purposes hereof, the following terms have the respective meanings set forth or referenced below.

“2023 and 2024 Buyer Financial Statements” has the meaning set forth in Section 4.08.

“2023 and 2024 Unaudited Financial Statements” has the meaning set forth in Section 3.04.

“2026 Annual Plan” means, in accordance with the Company’s projections, $13,000,000 of revenues achieved by the standalone Surviving Corporation in the calendar year 2026.

“Accounting Principles” means, in accordance with the definitions set forth in this Agreement, using (i) the specific policies as set forth on Exhibit B-1, and (ii) to the extent not addressed in Exhibit B-1, the same accounting methods, assumptions, and policies, with consistent classifications, judgments and estimation methodologies, as were used in the preparation of the 2023 and 2024 Unaudited Financial Statements.

“Action” means any claim, charge, action, suit, litigation, compliant, controversy, demand, arbitration, mediation (or other alternative dispute resolution process), grievance, inquiry, hearing, examination, proceeding, arbitration, audit or investigation, whether civil, criminal, administrative or investigative.

“Adjustment Amount” has the meaning set forth in Section 1.07(e).

“Adjustment Calculation Time” means (i) with respect to Net Working Capital and Cash, 11:59 p.m. pacific time on the day immediately prior to the Closing Date and (ii) with respect to Indebtedness and Transaction Expenses, immediately prior to the Effective Time.

“Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers or other representatives of such Person.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Fully-Diluted Common Shares” means, as of any date of determination, the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (including Dissenting Shares); it being understood that Aggregate Fully-Diluted Common Shares does not include any of the shares cancelled pursuant to Section 1.04(c).

“Agreement” has the meaning set forth in the Preamble.

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“Anti-Bribery & Anti-Money Laundering Laws” means all applicable anti-bribery, anti-corruption, and anti-money laundering Laws, including, without limitation, (i) the U.S. Foreign Corrupt Practices Act of 1977 (as amended), (ii) the United Kingdom Bribery Act of 2010, and (iii) European Union Anti-Money Laundering Directives.

“Applicable Limitation Date” has the meaning set forth in Section 6.01(b).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.03(a).

“Base Merger Consideration” means $[2.25FX last twelve months revenues].

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in any of Los Angeles, California or New York, New York are required to be closed as a result of federal, state or local holiday.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Approvals” has the meaning set forth in Section 4.02(b).

“Buyer Common Stock” means the common stock, par value $0.01, of Buyer.

“Buyer Disclosure Schedules” has the meaning set forth in the introductory paragraph of ArticleARTICLE IV.

“Buyer Financial Statements” has the meaning set forth in Section 4.08.

“Buyer Fundamental Representations” has the meaning set forth in Section 6.01(b).

“Buyer Group” means the Buyer Parties, any Affiliate of any Buyer Party (including, but solely after the Closing, the Surviving Corporation and its Subsidiaries) and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, Advisors, successors, or permitted assigns or any former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, Advisors, successors or permitted assigns of any of the foregoing.

“Buyer Indemnified Parties” has the meaning set forth in Section 6.02(a).

“Buyer Material Adverse Effect” has the meaning set forth in Section 4.01.

“Buyer Parties” means Buyer and Merger Sub.

“Buyer Shares” means shares of Buyer Common Stock issued by Buyer pursuant to the terms and conditions of this Agreement.

“Buyer Warranty Breach” has the meaning set forth in Section 6.02(b).

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“California Code” means the General Corporation Law of the State of California.

“Cap” has the meaning set forth in Section 6.03(a)(ii).

“Cash” means, as of any given time of determination, (i) all cash and cash equivalents of the Company or any of its Subsidiaries that are U.S. Persons and held in a bank, securities or brokerage account in the United States at such time and calculated in U.S. dollars and not loaned, pursuant to a loan that remains outstanding as of the Effective Time, from a Subsidiary outside the United States (net of any Tax or similar cost payable (or paid after the Adjustment Calculation Time) to repatriate such amounts to the United States), plus (ii) any deposits in transit, uncleared checks, inbound wire transfers in the United States to the Company or any of its Subsidiaries that are U.S. Persons at such time and calculated in U.S. dollars, minus (iii) any checks written (but not yet cashed) or outbound wire transfers in the United States by the Company or any of its Subsidiaries that are U.S. Persons at such time and calculated in U.S. dollars.

“Certificate of Merger” has the meaning set forth in Section 1.02.

“Certificate” means a certificate which immediately prior to the Effective Time represented any shares of Common Stock.

“changes in accounting principles” includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, as well as all changes in methods, conventions, assumptions or estimation techniques (unless required by objective changes in underlying events) utilized in making accounting estimates.

“Claim Notice” has the meaning set forth in Section 6.04(a).

“Closing Balance Sheet” has the meaning set forth in Section 1.07(a).

“Closing Cash” means Cash as of the Adjustment Calculation Time (without giving effect to the consummation of the Transactions).

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Indebtedness” means Indebtedness of the Company as of the Adjustment Calculation Time (without giving effect to the Transactions but including any prepayment penalties, premia, breakage costs or similar amounts payable with respect to the Closing).

“Closing Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time (without giving effect to the consummation of the Transactions).

“Closing Statement” has the meaning set forth in Section 1.07(a).

“Closing Stock Merger Consideration” means, as of any time of determination, the Estimated Merger Consideration.

“Closing Stock Consideration” has the meaning set forth in Section 1.05(a).

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“Closing Stock Per Share Merger Consideration” means, as of any time of determination, the quotient determined by dividing (i) the Closing Stock Merger Consideration by (ii) the Aggregate Fully-Diluted Common Shares.

“Closing” has the meaning set forth in Section 2.01.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means, all issued and outstanding common stock, par value $0.01, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 3.08(a).

“Company Disclosure Schedules” has the meaning set forth in the introductory paragraph of Article ARTICLE III.

“Company Fundamental Representations” has the meaning set forth in Section 6.01(b).

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company Material Contract” has the meaning set forth in Section 3.14(a).

“Company Permits” has the meaning set forth in Section 3.06(d).

“Company Warranty Breach” has the meaning set forth in Section 6.02(a)(i).

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to or developed or learned by the Company or the Founders, as the case may be, in the performance of duties for, or on behalf of, the Company or that relates to the business, products, services or research of the Company, any of its investors, partners, strategic alliance participants, officers, directors, employees, or equityholders or their respective Affiliates, including: (a) internal business information of the Company (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company, their respective customers and their respective confidential information; (c) any confidential or proprietary information of any third party that the Company has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of the Company, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Company; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (f) information related to the Company Intellectual Property and updates of any of the foregoing; provided, however, that Confidential Information shall not include any information (i) that is generally available to the public (other than as a result of a breach of the provisions of Section 5.03(a)(iii).

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“consistently applied” means that no changes in accounting principles will have been made from those used by the Company and its Subsidiaries in the preparation of the Latest Balance Sheet, including with respect to the nature of accounts and the methods for determining the level of reserves or accruals.

“Constituent Corporations” has the meaning set forth in the Preamble.

“Contingent Stock Consideration” has the meaning set forth in Section 1.10(a)

“Contract” has the meaning set forth in Section 3.03(c).

“Customs & International Trade Laws” means any Law or other decision or requirement having the force or effect of Law of any Governmental Body, concerning the importation, exportation, reexportation, or deemed exportation of products, including software, technology or services, and the terms and conduct of transactions and making or receiving of payments related to such importation, exportation, reexportation, or deemed exportation, including, but not limited to, as applicable, the Tariff Act of 1930 and other Laws and programs administered or enforced by the U.S. Department of Commerce (“Commerce”), U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979; the Export Administration Regulations; the Arms Export Control Act; the International Traffic in Arms Regulations; the International Emergency Economic Powers Act; the Trading With the Enemy Act; the embargoes and restrictions administered by the United States Office of Foreign Assets Control; executive orders of the President regarding embargoes and restrictions on transactions with designated entities and countries; the antiboycott regulations administered by Commerce; and the antiboycott regulations administered by the U.S. Department of the Treasury.

“Dataroom” has the meaning set forth in Section 4.13.

“Deductible” has the meaning set forth in Section 6.03(a)(i).

“Disclosure Schedules” has the meaning set forth in Section 8.10.

“Dissenting Shares” has the meaning set forth in Section 1.08(a).

“Effective Time” has the meaning set forth in Section 1.02.

“Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the applicable time.

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“ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any of its Subsidiaries, or that is a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.05(a).

“Estimated Closing Cash” has the meaning set forth in Section 1.05(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.05(a).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.05(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.05(a).

“Estimated Merger Consideration” means the result equal to (i) the Base Merger Consideration, plus (ii) Estimated Closing Cash, minus (iii) Estimated Closing Indebtedness, minus (iv) Estimated Transaction Expenses, plus (v) the amount (if any) by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, minus (vi) the amount (if any) by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital.

“Estimated Transaction Expenses” has the meaning set forth in Section 1.05(a).

“Excess Amount” has the meaning set forth in Section 1.07(d).

“Final Merger Consideration” means the result equal to (i) the Base Merger Consideration, plus (ii) Closing Cash, minus (iii) Closing Indebtedness, minus (iv) the Transaction Expenses, plus (v) the amount (if any) by which Closing Net Working Capital exceeds Target Net Working Capital, minus (vi) the amount (if any) by which Target Net Working Capital exceeds the Closing Net Working Capital, in each case, as finally determined pursuant to Section 1.07(b) or Section 1.07(c).

“Financial Statements” has the meaning set forth in Section 3.04(a).

“Firm” has the meaning set forth in Section 1.07(c).

“Founders” has the meaning set forth in the Preamble.

“Fraud”, with respect to a Party, means the intentional common law fraud of such Party effected by such Party making a representation or warranty contained in Article ARTICLE III or Article ARTICLE IV of this Agreement with the actual knowledge of such Party that such representation or warranty was false when made (as opposed to the making of a representation or warranty negligently, recklessly or without actual knowledge of its truthfulness) and which was made with the intention of inducing the other Party to enter into or consummate the Transactions and upon which other Party has reasonably relied to its detriment.

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“Fundamental Representation” has the meaning set forth in Section 6.01(b).

“GAAP” means United States generally accepted accounting principles.

“Gary Chau” has the meaning set forth in the Preamble.

“Government Official” means any officer or employee of a Governmental Body or any person acting in an official capacity for or on behalf of any Governmental Body or on behalf of any such public organization.

“Governmental Body” means any supranational, national, foreign, federal, state, local, municipal, or other governmental authority of any nature (including any division, department, agency, commission, or other regulatory body thereof) and any court or arbitral tribunal or body (public or private).

“Hazardous Substance” any hazardous, toxic or environmentally deleterious substance or material presently listed, defined, designated, regulated or classified as hazardous, toxic, radioactive or dangerous or other term of similar regulatory import under any Environmental Law, and any substance to which exposure is regulated by any Governmental Body or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, solid waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, toxic mold, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“Indebtedness” means, as of any given time of determination, without duplication, (i) the amount of all indebtedness for borrowed money under any credit facilities and liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities (in each case including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties or premiums, make-wholes, breakage costs, commitment and other fees, reimbursements and all other amounts payable in connection therewith), (ii) any obligation evidenced by any surety bonds, letters of credit or bankers’ acceptances or similar facilities, in each case, solely to the extent drawn, (iii) all accrued obligations issued or assumed as the deferred purchase price of property (other than trade payables incurred in the ordinary course of business to the extent taken into account as a current liability in Closing Net Working Capital) or for earn-outs, holdbacks of purchase price or other similar obligations, (iv) all obligations under the capital leases of the Company and its Subsidiaries, (v) the amount required to be paid to terminate or unwind all interest rate or currency swaps or other swap, hedge, derivative or similar Contract, (vi) all accrued and unpaid severance obligations (including any advanced or deferred severance payment) arising prior to the Effective Time with respect to termination of employment or service of any current or former employee or individual service provider of the Company or any of its Subsidiaries (including the employer portion of any related Taxes) (vii) all Unpaid Taxes and (viii) guarantees by the Company of the foregoing, for all purposes of the foregoing clauses (i)-(vii), determined using the same accounting methods, assumptions, and policies, with consistent classifications, judgments and estimation methodologies, as were used in the preparation of the 2023 and 2024 Unaudited Financial Statements; provided that, without limiting other liabilities that are not to be included in Indebtedness, in no event will Indebtedness include any amounts included in Closing Net Working Capital or Transaction Expenses.

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“Indemnified Party” has the meaning set forth in Section 6.03(a).

“Indemnified Persons” has the meaning set forth in Section 5.04(a).

“Indemnifying Party” has the meaning set forth in Section 6.03(a).

“Intellectual Property” means (i) patents; (ii) rights in trademarks, service marks, trade names, Internet domain names and other source indicators, together with all goodwill associated with each of the foregoing; (iii) rights in copyrights, mask works, Software and copyrightable works; (iv) registrations or applications with respect to any of the foregoing; (v) rights in Trade Secrets, confidential information, know-how and in all other tangible and intangible proprietary information and (vi) all other intellectual property rights of any type recognized in any jurisdiction.

“Interim 2025 Buyer Financial Statements” has the meaning set forth in Section 4.08.

“Interim 2025 Unaudited Financial Statements” has the meaning set forth in Section 3.04(a).

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of Mark Wain or Gary Chau.

“Landlord” has the meaning set forth in Section 2.02(g).

“Latest Balance Sheet” has the meaning set forth in Section 3.04(a).

“Latest Buyer Balance Sheet” has the meaning set forth in Section 4.08.

“Law” means any law (including common law), act, statute, code, judgment, injunction, rule, award, decree, writ, ordinance, regulation or Order of any Governmental Body.

“Lease(s)” has the meaning set forth in Section 3.13.

“Lender” means the applicable lender or lenders under each Loan Agreements.

“Liens” means all liens, mortgages, encumbrance, adverse claim, hypothecation, lease, license, sublease, easement, right-of-way, encroachment, deeds of trust, pledges, security interests, charges, claims, covenants, easements, servitudes, proxies, voting trusts, option, right of first refusal or agreements or title or transfer restrictions under any stockholder or similar agreement.

“Loan Agreement” means those certain agreements listed on Schedule 2.02(f).

“Loss” means any loss, liability, damage, cost, award, fine or expense of whatever kind, including reasonable legal expenses and costs associated therewith, but excluding punitive and indirect damages

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“Majority Holders” has the meaning set forth in Section 8.15(a).

“Mark Wain” has the meaning set forth in the Preamble.

“Material Adverse Effect” means any state of facts, events, changes, effects, results, occurrences, circumstances or developments that, individually or in the aggregate, (i) are, or would reasonably be expected to be, materially adverse to the financial condition, assets, liabilities, business, or operating results of the Company, or (ii) prevents or would reasonably be expected to prevent the Company from consummating the Merger; provided that, in the case of the foregoing clause (i), none of the following, either alone or in combination, will constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) changes, events, occurrences or developments in, or effects or results arising from or relating to, general business or economic conditions affecting the industry in which the Company operates, (b) changes, events, occurrences or developments in, or effects or results arising from or relating to, national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States, (c) changes, events, occurrences or developments in, or effects or results arising from or relating to, financial, banking, or securities markets (including (w) any disruption of any of the foregoing markets, (x) any change in currency exchange rates, (y) any decline or rise in the price of any security, commodity, contract or index and (z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions), (d) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, pandemic, weather condition, explosion or fire or other force majeure event or act of God, (e) changes in, or effects arising from or relating to changes in, GAAP, (f) changes in, or effects arising from or relating to changes in, Laws or other binding directives or determinations issued or made by, or agreements with or consents of, any Governmental Body, (g) changes, events, developments, occurrences, results or effects arising from or relating to the (i) the taking of any action expressly required by this Agreement or taken at the express written request of Buyer or its Affiliates or (ii) the announcement, execution or consummation of this Agreement or the Transactions or the identity, nature or ownership of Buyer, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, lessors, suppliers or other commercial partners, (h) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Buyer or its Affiliates or Advisors) (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect) or (i) the effect of any action taken by Buyer or its Affiliates with respect to the Transactions, except in the case of the foregoing clauses (a), (b), (c), (d), (e) or (f) to the extent such facts, events, changes, effects, results, occurrences, circumstances or developments have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants engaged in the industries and geographies in which they operate.

“Merger Consideration” means the Stock Consideration in accordance with this Agreement.

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“Merger” has the meaning set forth in the Recitals.

“Merger-Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.08(a).

“Necessary Stockholder Approval” means the approval of Stockholders holding substantially all of the Common Stock.

“Net Revenue Shrink Rate” has the meaning set forth in Section 1.10(b)(i).

“Net Revenue” means revenue recognized in accordance with ASC 606 and is recorded net of estimated returns, discounts, and sales incentives given to customers and excludes sales taxes. Amounts billed to customers for shipping and handling costs as incurred are included in Net Revenue. The definition of Net Revenue shall exclude all of the following: (i) any revenue not from bona fide, arm’s length transactions and (ii) any non-operating revenue or revenue arising from any activity which is not normally carried on by, or which is outside of the ordinary course of business of the Company as of the Closing Date, including the following: (a) any revenues, profits or gains of capital nature (including, for the avoidance of doubt, arising from any sale and leaseback arrangements or from the sale, disposal or scrapping of fixed assets); (b) any revenues, profits, or gains arising from an upward revaluation of any fixed assets of the Company; (c) any revenues, profits or gains arising in respect of any purchase accounting; and (d) any revenues, profits, or gains in respect of the cumulative effect of a change in accounting principles from the Closing through the end of the Performance Period.

“Net Tax Benefit” means, with respect to any claim for indemnification hereunder, the amount of the actual increase in any Tax refund, overpayment or credit received or the amount of reduction in Tax actually realized in the taxable year in which the Losses (to the extent not actually recovered under any applicable insurance policy) occur, or in the next succeeding taxable year, by the Indemnified Party making such claim for indemnification as a result of such Losses or any of its Affiliates, calculated as the excess, if any, of the aggregate Taxes for such taxable years computed without regard to such Losses over the aggregate Taxes for such taxable years computed by taking into account such Losses.

“Net Working Capital” means (i) current assets of the Company and its Subsidiaries plus (a) long-term financed receivables, (b) the impact of purchase accounting adjustments related to prior adjustments of current assets, (c) prepaid acquisition costs and (d) current and deferred Tax assets, minus (ii) current liabilities of the Company and its Subsidiaries, plus long-term deferred revenue, but excluding (a) Indebtedness, (b) Transaction Expenses, (c) the impact of purchase accounting adjustments related to prior adjustments to deferred revenue and (d) current and deferred Tax liabilities. Exhibit B-2 sets forth an example of the calculation of Net Working Capital as of September 30, 2025. Such calculation is included for reference purposes only, and notwithstanding anything to the contrary, neither the Company nor any other Person makes any representation or warranty, and will not incur any liability, in respect thereof.

“Non-Recourse Party” has the meaning set forth in Section 8.07.

“Notice of Disagreement” has the meaning set forth in Section 1.07(b).

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“Order” means any judgment, order, directive, determination, injunction, decree, ruling, writ or arbitration award of any Governmental Body or any arbitrator.

“Owned Intellectual Property” has the meaning set forth in Section 3.12(a).

“Party” and “Parties” have the meanings set forth in the Preamble.

“Per Share Stock Consideration” means (i) the Closing Stock Per Share Merger Consideration plus (ii) the portion of any amount payable pursuant to Section 1.07(d) or Section 1.07(e), as applicable with respect to a share of Common Stock.

“Performance Period” has the meaning set forth in Section 1.10(b)(ii).

“Permitted Liens” means (i) any restriction on transfer arising under applicable securities Laws, (ii) Liens for Taxes not yet delinquent, due or payable, or for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the applicable financial statements in accordance with GAAP, (iii) purchase money Liens, (iv) mechanics Liens and similar Liens for labor, materials, or supplies arising in the ordinary course of business for amounts not yet overdue, (v) zoning, building codes, and other land use Laws regulating the use or occupancy of the Leases or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over the subject real property and which are not violated by the current use and operation of such real property or the operation of the business of the Company and its Subsidiaries, (vi) easements, servitudes, covenants, restrictions, and other similar non-monetary matters affecting title to any assets of the Company or any of its Subsidiaries and other title defects that do not impair the use or occupancy of such assets in the operation of the business of the Company and its Subsidiaries as currently conducted, (vii) with respect to all Leases, all Liens which are suffered or incurred by the fee owner, any superior lessor, sublessors or licensor, or any inferior lessee, sublessee or licensee, (viii) Liens set forth on the Permitted Liens Schedule, and (ix) non-exclusive licenses to Intellectual Property granted in the ordinary course of business consistent with past practice.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Pre-Closing Taxes” means (i) all Taxes (or the non-payment thereof) imposed on the Company for all Pre-Closing Tax Periods, (ii) any and all Taxes of any members of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date (other than any such group in which Buyer is a member), including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or non-U.S. law or regulation), (iii) any taxes imposed on any Stockholder (other than any such taxes for which Buyer or any of its Affiliates is responsible pursuant to this Agreement), and (iv) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing but in all events excluding any such Taxes arising from Contracts the principal purpose of which does not relate to Taxes and excluding any such Taxes to the extent such Taxes are attributable to any transaction, action or event that is outside the ordinary course of business of the Company and that occurs on the Closing Date and after the Closing.

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.“Product” means any products (including licensed products) or services sold (or offered for sale) by the Company.

“Reference Period” has the meaning set forth in Section 1.10(b)(iii).

“Representative” has the meaning set forth in the Preamble and Section 8.15(d).

“Restrictive Covenants” has the meaning set forth in Section 5.03(b).

“Restrictive Period” has the meaning set forth in Section 5.03(a)(i).

“Securities Act” has the meaning set forth in Section 4.12.

“Software” means any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iv) all documentation, including user documentation, user manuals and training materials, relating to any of the foregoing.

“Stock Consideration” means, with respect to each Stockholder, the applicable Closing Stock Consideration plus any amounts payable to such Stockholder with respect to Common Stock pursuant to Section 1.07(d) or Section 1.07(e), as applicable.

“Stockholder Indemnified Parties” has the meaning set forth in Section 6.02(b).

“Stockholders” means the holders of Common Stock.

“Straddle Period” has the meaning set forth in Section 7.02.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

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“Surviving Corporation” has the meaning set forth in Section 1.01.

“Target Net Working Capital” means a value TBD which is calculated based on Company’s September 2025 balance sheet.

“Tax Returns” means any return, statement, form, report or similar filing (including any attachments thereto) filed or required to be filed with a Governmental Body that is a Tax authority in connection with the determination, assessment, collection or payment of Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Tax” or “Taxes” means any (i) federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, employment, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Third Party Claim” has the meaning set forth in Section 6.04(a).

“Top Customer” has the meaning set forth in Section 3.18.

“Top Supplier” has the meaning set forth in Section 3.18.

“Trade Secrets” shall include any and all versions of the computer software, hardware, and documentation of the Company; all methods, processes, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, employee lists and salary/commission information, personnel matters, financial data, operating results, plans, contractual relationships, and projections for business opportunities for new or developing business of the Company; and all other confidential proprietary information, patents, ideas and know-how which are in the possession of the Company, no matter what the source, including any such information that the Company obtain from a customer, supplier, retail partner or other Person that the Company treats or designates as confidential proprietary information, whether or not such information is owned or was developed by the Company.

“Transaction Documents” has the meaning set forth in Section 8.11(a).

“Transaction Expenses” means, to the extent incurred prior to the Effective Time and not paid by the Company before the Effective Time, (i) the amount of all fees, costs and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) of the Company incurred by or on behalf of, or to be paid by, the Company in connection with the Transactions or consideration of any other strategic alternatives, including any sale of the Company to other Persons or any public or private offering of shares and (ii) all bonus, incentive and similar “single-trigger” change in control or retention payments payable to current or former employees, executive officers, individual service providers or directors as a result of the Transactions and only if triggered without the requirement of any further action by the Company or its respective Affiliates on or following the Closing (including any termination of employment), in each case, including the employer portion of the payroll Taxes relating to any such payments and any “tax gross up” payments payable with respect thereto ( costs resulting from the purchase and maintenance of Director and Officer Liability Insurance in accordance with the terms of Section 5.04.

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“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger.

“Treasury Regulations” means the United States income tax regulations (whether temporary or final) promulgated under the Code and any successor regulations.

“U.S. Person” means a United States person as defined in Section 7701(a)(30) of the Code.

“Unpaid Taxes” means all unpaid Taxes of the Company with respect to any Pre-Closing Tax Period or portion thereof (calculated for any Straddle Period in accordance with Section 7.02), which shall be calculated on a jurisdiction-by-jurisdiction and taxpayer-by-taxpayer basis in amounts not less than zero with respect to any jurisdiction or with respect to any type of Tax payable by any taxpayer. “Unpaid Taxes” shall be calculated (i) as of the end of the Closing Date; (ii) by excluding all deferred Tax liabilities and deferred Tax assets; (iii) by taking into account any estimated (or other prepaid) Tax payments to the extent that such payments have the effect of reducing the particular current Tax liability in respect of which such payments were made; and (iv) by excluding any actions taken by Buyer on the Closing Date after the Closing that are outside the ordinary course of business and not otherwise contemplated by this Agreement. “WARN Act” has the meaning set forth in Section 3.08(f).

“willful breach” means a knowing and intentional material breach that is a direct consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach of a specific provision or covenant of this Agreement.

9.02         Interpretation. The following rules of construction shall apply to the interpretation of this:

(a)            Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)            The terms “hereof”, “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.

(c)            Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless otherwise specified, the use of the term “or” will be equivalent to the use of the term “and/or”.

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(d)            Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(e)            All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(f)            All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(g)            Any document or item will be deemed “delivered”, “provided” or “made available” by the Company or the Representative, as applicable, within the meaning of this Agreement if such document or item (i) is included in the electronic Dataroom at least twenty-four (24) hours prior to the Closing Date, but only to the extent such information or documents were accessible to Buyer or its Affiliates and Advisors, or (ii) actually delivered or provided to Buyer or any of its Advisors, including at the Company’s offices, in each case of clauses (i) and (ii) prior to the date of this Agreement. Any document or item that is removed from the Dataroom will not be deemed “delivered”, “provided” or “made available” by the Company or the Representative, as applicable, within the meaning of this Agreement.

(h)            Any reference to any particular Law, including the Code or any section thereof will mean such Law as amended, modified or restated as of the date hereof and shall include all rules and regulations promulgated thereunder.

(i)             Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

The Company:	ARTISANAL EXPRESSIONS, INC.

	By:	/s/ Mark Wain
	Name:	Mark Wain
	Its:	President

The Founders:
/s/ Mark Wain
MARK WAIN

/s/ Gary Chau
GARY CHAU

Representative:	/s/ Mark Wain
MARK WAIN

Solely for the purposes of designating the Representative pursuant to Section 8.06, the undersigned Stockholders:

/s/ Norman Wain
NORMAN WAIN

/s/ Gary Chau
GARY CHAU

/s/ Sally Yeh
SALLY YEH

RCJW COFFEE, LLC

By:	/s/ John Nordstrom
Name: John Nordstrom
Title: Director

KW SECURITIES, LLC

By:	/s/ Matt Windisch
Name: Matt Windisch
Title: President

PERUGIA PARTNERS, LLC

By:	/s/ Palmer Murray
Name: Palmer Murray
Title: Trustee

WALLINGTON INVESTMENT HOLDINGS, LTD.

By:	/s/ Pierre Caland
Name: Pierre Caland
Title: Trustee

T&T JAMES FAMILY TRUST

By:	/s/ Todd James
Name: Todd James
Title: Trustee

Buyer:
SUGARFINA CORPORATION

	By:	/s/ Scott LaPorta
	Name:	Scott LaPorta
	Its:	CEO

Merger Sub:	SUGARFINA MERGER SUB TWO, INC.

	By:	/s/ Fiona Revic
	Name:	Fiona Revic
	Its:	Secretary